EXHIBIT 2.1






                             AGREEMENT OF EXCHANGE
                         DATED AS OF DECEMBER 22, 1993,
                   AS AMENDED AND RESTATED ON MARCH 31, 1994,
                                  BY AND AMONG
                             STUART MEDICAL, INC.,
                              OWENS & MINOR, INC.,
                               O&M HOLDING, INC.
                                      and
                            CERTAIN SHAREHOLDERS OF

                              STUART MEDICAL, INC.

                             TABLE OF CONTENTS


                                 ARTICLE I

                                Definitions

     1.01 "Affiliate". . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.02 "Agreement". . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.03 "BCL". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.04 "Balance Sheet Deficiency" . . . . . . . . . . . . . . . . . .  1
     1.05 "Balance Sheet Holdback Shares". . . . . . . . . . . . . . . .  2
     1.06 "CERCLA" . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.07 "Certificates" . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.08 "Closing". . . . . . . . . . . . . . . . . . . . . . . . . . .  2











     1.09 "Closing Balance Sheet". . . . . . . . . . . . . . . . . . . .  2
     1.10 "Code" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.11 "Competing Transaction". . . . . . . . . . . . . . . . . . . .  2
     1.12 "Contracts". . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.13 "E&Y". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.14 "Effective Time" . . . . . . . . . . . . . . . . . . . . . . .  2
     1.15 "ERISA". . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.16 "ERISA Affiliate". . . . . . . . . . . . . . . . . . . . . . .  2
     1.17 "Exchanges". . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.18 "Exchange Act" . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.19 "First C Year" . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.20 "GAAP" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.21 "Hazardous Materials". . . . . . . . . . . . . . . . . . . . .  2
     1.22 "HSR Act". . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.23 "Intellectual Property". . . . . . . . . . . . . . . . . . . .  2
     1.24 "J.P. Morgan". . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.25 "Knowledge". . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.26 "KPMG" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.27 "Last SMI Year". . . . . . . . . . . . . . . . . . . . . . . .  3
     1.28 "Law". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.29 "Leased Property". . . . . . . . . . . . . . . . . . . . . . .  3
     1.30 "Losses" . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.31 "Midwest". . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.32 "Midwest Accounts Receivable". . . . . . . . . . . . . . . . .  3
     1.33 "Midwest Acquisition". . . . . . . . . . . . . . . . . . . . .  3
     1.34 "Net Worth Deficiency" . . . . . . . . . . . . . . . . . . . .  3
     1.35 "Notice of Objection". . . . . . . . . . . . . . . . . . . . .  3
     1.36 "O&M". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.37 "O&M Holding". . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.38 "O&M Articles of Exchange" . . . . . . . . . . . . . . . . . .  3
     1.39 "O&M Common Stock" . . . . . . . . . . . . . . . . . . . . . .  3
     1.40 "O&M Disclosure Schedule". . . . . . . . . . . . . . . . . . .  3
     1.41 "O&M Exchange" . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.42 "O&M Financial Statements" . . . . . . . . . . . . . . . . . .  3
     1.43 "O&M Holding Common Stock" . . . . . . . . . . . . . . . . . .  4
     1.44 "O&M Holding Preferred Stock". . . . . . . . . . . . . . . . .  4
     1.45 "O&M's Indemnitees". . . . . . . . . . . . . . . . . . . . . .  4
     1.46 "O&M Plan of Exchange" . . . . . . . . . . . . . . . . . . . .  4
     1.47 "O&M Shareholders' Meeting". . . . . . . . . . . . . . . . . .  4
     1.48 "O&M Subsidiaries" . . . . . . . . . . . . . . . . . . . . . .  4
     1.49 "PBGC" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     1.50 "Pension Plans". . . . . . . . . . . . . . . . . . . . . . . .  4
     1.51 "Permitted Liens". . . . . . . . . . . . . . . . . . . . . . .  4
     1.52 "Phantom Stock Plans". . . . . . . . . . . . . . . . . . . . .  4
     1.53 "Proxy Statement/Prospectus" . . . . . . . . . . . . . . . . .  4
     1.54 "Qualified Pension Plan" . . . . . . . . . . . . . . . . . . .  4
     1.55 "RCRA" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     1.56 "Real Property". . . . . . . . . . . . . . . . . . . . . . . .  4
     1.57 "Registration Rights Agreement". . . . . . . . . . . . . . . .  4
     1.58 "Related Agreements" . . . . . . . . . . . . . . . . . . . . .  4
     1.59 "Review Auditors". . . . . . . . . . . . . . . . . . . . . . .  4
     1.60 "SMI". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.61 "SMI 401(k) Plan". . . . . . . . . . . . . . . . . . . . . . .  5
     1.62 "SMI Articles of Exchange" . . . . . . . . . . . . . . . . . .  5
     1.63 "SMI Common Stock" . . . . . . . . . . . . . . . . . . . . . .  5











     1.64 "SMI Current Balance Sheet". . . . . . . . . . . . . . . . . .  5
     1.65 "SMI Disclosure Schedule". . . . . . . . . . . . . . . . . . .  5
     1.66 "SMI Exchange" . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.67 "SMI Exchange Consideration" . . . . . . . . . . . . . . . . .  5
     1.68 "SMI Financial Statements" . . . . . . . . . . . . . . . . . .  5
     1.69 "SMI Funding". . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.70 "SMI Plan of Exchange" . . . . . . . . . . . . . . . . . . . .  5
     1.71 "Sale and Administration Agreement". . . . . . . . . . . . . .  5
     1.72 "SEC". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.73 "SEC Reports". . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.74 "Securities Act" . . . . . . . . . . . . . . . . . . . . . . .  5
     1.75 "Series B Preferred Stock" . . . . . . . . . . . . . . . . . .  5
     1.76 "Severance Agreements" . . . . . . . . . . . . . . . . . . . .  5
     1.77 "Shareholder" or "Shareholders". . . . . . . . . . . . . . . .  5
     1.78 "Shareholders' Indemnitees". . . . . . . . . . . . . . . . . .  5
     1.79 "Shareholders' Representative" . . . . . . . . . . . . . . . .  6
     1.80 "Specialty". . . . . . . . . . . . . . . . . . . . . . . . . .  6
     1.81 "Specialty Litigation" . . . . . . . . . . . . . . . . . . . .  6
     1.82 "Specialty Obligations". . . . . . . . . . . . . . . . . . . .  6
     1.83 "Subordinated Note". . . . . . . . . . . . . . . . . . . . . .  6
     1.84 "Subordinated Note Holdback Shares". . . . . . . . . . . . . .  6
     1.85 "Transfer" . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     1.86 "VHA". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     1.87 "VSCA" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     1.88 "Welfare Plans". . . . . . . . . . . . . . . . . . . . . . . .  6

                                ARTICLE II

                                The Closing

     2.01 The Exchanges. . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.02 Closing; Filing of Articles of Exchange. . . . . . . . . . . .  6
     2.03 Holdback Shares. . . . . . . . . . . . . . . . . . . . . . . .  7
     2.04 Voting of Holdback Shares; Dividends; Interest . . . . . . . .  7
     2.05 Closing Balance Sheet. . . . . . . . . . . . . . . . . . . . .  7

                                ARTICLE III

                               The Exchanges . . . . . . . . . . . . . .  9


                                ARTICLE IV

                Representations of SMI and the Shareholders

     4.01 Existence and Good Standing. . . . . . . . . . . . . . . . . .  9
     4.02 Authorization. . . . . . . . . . . . . . . . . . . . . . . . . 10
     4.03 No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . 10
     4.04 Capitalization . . . . . . . . . . . . . . . . . . . . . . . . 10
     4.05 Subsidiaries, Affiliated Companies and Investments . . . . . . 10
     4.06 Financial Statements . . . . . . . . . . . . . . . . . . . . . 10
     4.07 No Material Adverse Changes. . . . . . . . . . . . . . . . . . 11
     4.08 Books and Records. . . . . . . . . . . . . . . . . . . . . . . 12
     4.09 Governmental Authorization . . . . . . . . . . . . . . . . . . 12
     4.10 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 12











     4.11 Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.12 Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.13 Personal Property, Inventory and Accounts Receivable . . . . . 13
     4.14 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.15 Obligations for Money Borrowed . . . . . . . . . . . . . . . . 14
     4.16 Employment Agreements and Benefits . . . . . . . . . . . . . . 14
     4.17 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . 15
     4.18 Employee Relations . . . . . . . . . . . . . . . . . . . . . . 16
     4.19 Transactions with Affiliates . . . . . . . . . . . . . . . . . 16
     4.20 Environmental Compliance . . . . . . . . . . . . . . . . . . . 16
     4.21 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     4.22 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.23 Absence of Certain Practices . . . . . . . . . . . . . . . . . 17
     4.24 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . 18
     4.25 Certain Obligations. . . . . . . . . . . . . . . . . . . . . . 18
     4.26 Pricing Audits . . . . . . . . . . . . . . . . . . . . . . . . 18
     4.27 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     4.28 Broker's or Finder's Fees. . . . . . . . . . . . . . . . . . . 18

                                 ARTICLE V

                          Representations of O&M

     5.01 Existence and Good Standing. . . . . . . . . . . . . . . . . . 18
     5.02 Authorization. . . . . . . . . . . . . . . . . . . . . . . . . 18
     5.03 No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . 19
     5.04 Capitalization . . . . . . . . . . . . . . . . . . . . . . . . 19
     5.05 Subsidiaries, Affiliated Companies and Investments . . . . . . 19
     5.06 Financial Statements . . . . . . . . . . . . . . . . . . . . . 19
     5.07 No Changes . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.08 Books and Records. . . . . . . . . . . . . . . . . . . . . . . 20
     5.09 Governmental Authorization . . . . . . . . . . . . . . . . . . 20
     5.10 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.11 Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.12 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . 20
     5.13 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.14 Securities Reports . . . . . . . . . . . . . . . . . . . . . . 20
     5.15 Broker's or Finder's Fees. . . . . . . . . . . . . . . . . . . 21

                                ARTICLE VI

              Conduct of Businesses and Certain Other Actions
                        Pending the Effective Time

     6.01 Access to Information Concerning Properties and Records for Due
          Diligence Review . . . . . . . . . . . . . . . . . . . . . . . 21
     6.02 Obligations Concerning Confidentiality . . . . . . . . . . . . 21
     6.03 Conduct of Business by SMI Pending the Effective Time. . . . . 22
     6.04 HSR Act Filings. . . . . . . . . . . . . . . . . . . . . . . . 23
     6.05 No Shopping. . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.06 Shareholders Meeting . . . . . . . . . . . . . . . . . . . . . 23
     6.07 Certain Notices. . . . . . . . . . . . . . . . . . . . . . . . 24
     6.08 Consents and Approvals . . . . . . . . . . . . . . . . . . . . 24
     6.09 Proxy Statement/Prospectus . . . . . . . . . . . . . . . . . . 24
     6.10 Shareholders Meeting; Proxy Statement/Prospectus . . . . . . . 24











     6.11 Certain Notices. . . . . . . . . . . . . . . . . . . . . . . . 25
     6.12 Consents and Approvals . . . . . . . . . . . . . . . . . . . . 25
     6.13 Severance Agreements . . . . . . . . . . . . . . . . . . . . . 25
     6.14 Phantom Stock Plans. . . . . . . . . . . . . . . . . . . . . . 25
     6.15 SMI Funding. . . . . . . . . . . . . . . . . . . . . . . . . . 25
     6.16 Supply Agreement . . . . . . . . . . . . . . . . . . . . . . . 26
     6.17 Servicing Agreements . . . . . . . . . . . . . . . . . . . . . 26
     6.18 Midwest Acquisition. . . . . . . . . . . . . . . . . . . . . . 26
     6.19 Fixed Assets Inventory . . . . . . . . . . . . . . . . . . . . 26


                                ARTICLE VII

      Conditions Precedent to Obligations of SMI and the Shareholders

     7.01 O&M Obligations. . . . . . . . . . . . . . . . . . . . . . . . 26
     7.02 Accuracy of Representations and Warranties . . . . . . . . . . 27
     7.03 Consents and Approvals . . . . . . . . . . . . . . . . . . . . 27
     7.04 Court Orders . . . . . . . . . . . . . . . . . . . . . . . . . 27
     7.05 HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     7.06 Actions and Proceedings. . . . . . . . . . . . . . . . . . . . 27
     7.07 O&M Shareholder Vote . . . . . . . . . . . . . . . . . . . . . 27
     7.08 Completion of Investigation. . . . . . . . . . . . . . . . . . 27
     7.09 Deliveries at Closing. . . . . . . . . . . . . . . . . . . . . 27

                               ARTICLE VIII
      Conditions Precedent to the Obligations of O&M and O&M Holding

     8.01 SMI and Shareholders Obligations . . . . . . . . . . . . . . . 28
     8.02 Accuracy of Representations and Warranties . . . . . . . . . . 28
     8.03 Consents and Approvals . . . . . . . . . . . . . . . . . . . . 28
     8.04 Court Orders . . . . . . . . . . . . . . . . . . . . . . . . . 28
     8.05 HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     8.06 Actions and Proceedings. . . . . . . . . . . . . . . . . . . . 28
     8.07 O&M Shareholder Vote . . . . . . . . . . . . . . . . . . . . . 29
     8.08 Opinion of J. P. Morgan. . . . . . . . . . . . . . . . . . . . 29
     8.09 Completion of Investigation. . . . . . . . . . . . . . . . . . 29
     8.10 VHA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     8.11 Opinion Concerning Certain Tax Matters . . . . . . . . . . . . 29
     8.12 Title to Real Property . . . . . . . . . . . . . . . . . . . . 29
     8.13 Environmental Matters. . . . . . . . . . . . . . . . . . . . . 29
     8.14 Refinancing of SMI Indebtedness; Additional O&M Indebtedness . 29
     8.15 Registration Statement . . . . . . . . . . . . . . . . . . . . 29
     8.16 Deliveries at Closing. . . . . . . . . . . . . . . . . . . . . 30

                                ARTICLE IX

                            Indemnification and
                           Additional Agreements

     9.01 The Shareholders' Indemnity. . . . . . . . . . . . . . . . . . 31
     9.02 O&M's Indemnity. . . . . . . . . . . . . . . . . . . . . . . . 32
     9.03 Acquisition for Investment; Transfer Limitations . . . . . . . 33
     9.04 Right of First Refusal . . . . . . . . . . . . . . . . . . . . 33
     9.05 Standstill . . . . . . . . . . . . . . . . . . . . . . . . . . 34











     9.06 Voting Agreement . . . . . . . . . . . . . . . . . . . . . . . 35
     9.07 Noncompetition Covenant. . . . . . . . . . . . . . . . . . . . 35
     9.08 Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.09 Board Nominee. . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.10 Financial Statements . . . . . . . . . . . . . . . . . . . . . 37
     9.11 Tax Status of Exchanges. . . . . . . . . . . . . . . . . . . . 37
     9.12 Shareholders' Representative . . . . . . . . . . . . . . . . . 37
     9.13 Books and Records. . . . . . . . . . . . . . . . . . . . . . . 37
     9.14 Phantom Stock Plans. . . . . . . . . . . . . . . . . . . . . . 37
     9.15 New York Stock Exchange Listing Application. . . . . . . . . . 37
     9.16 Midwest Accounts Receivable Guarantee. . . . . . . . . . . . . 38

                                 ARTICLE X

                     Termination, Amendment and Waiver

     10.01     Termination . . . . . . . . . . . . . . . . . . . . . . . 38
     10.02     Effect of Termination . . . . . . . . . . . . . . . . . . 39
     10.03     Post-Termination Covenants. . . . . . . . . . . . . . . . 39

                                ARTICLE XI

                            General Provisions

     11.01     Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 39
     11.02     Break-up Fee. . . . . . . . . . . . . . . . . . . . . . . 39
     11.03     Publicity . . . . . . . . . . . . . . . . . . . . . . . . 40
     11.04     Further Assurances. . . . . . . . . . . . . . . . . . . . 40
     11.05     Notices . . . . . . . . . . . . . . . . . . . . . . . . . 40
     11.06     Descriptive Headings. . . . . . . . . . . . . . . . . . . 41
     11.07     Parties in Interest . . . . . . . . . . . . . . . . . . . 41
     11.08     Severability. . . . . . . . . . . . . . . . . . . . . . . 41
     11.09     Miscellaneous.. . . . . . . . . . . . . . . . . . . . . . 41
     11.10     Counterparts. . . . . . . . . . . . . . . . . . . . . . . 41
     11.11     Amendment . . . . . . . . . . . . . . . . . . . . . . . . 41
     11.12     Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . 41
     11.13     Remedies. . . . . . . . . . . . . . . . . . . . . . . . . 41


Exhibit A O&M Plan of Exchange
Exhibit B Registration Rights Agreement
Exhibit C SMI Plan of Exchange
Exhibit D Series B Preferred Stock Terms
Exhibit E Opinion of Hunton & Williams
Exhibit F Opinion of Cohen & Grigsby, P.C.
Exhibit G Opinion of Counsel to the Shareholders

SMI Disclosure Schedule

Item 1.23 Intellectual Property
Item 1.29 Leased Property
Item 1.56 Real Property
Item 1.76 Severance Agreements
Item 4.03 Consents, etc.
Item 4.04 Capitalization of SMI











Item 4.07 Material Adverse Changes
Item 4.10A     Litigation
Item 4.10B     Specialty Litigation
Item 4.14 Contracts
Item 4.15 Obligations for Money Borrowed
Item 4.16 Employment Agreements
Item 4.17 Employee Benefit Plans
Item 4.18 Employee Relations
Item 4.19 Transactions with Affiliates
Item 4.21 Tax Matters
Item 4.22 Insurance
Item 4.24 Compliance with Laws
Item 4.26 Pricing Audits


O&M Disclosure Schedule

Item 1.48 O&M Subsidiaries
Item 5.03 Consents, etc.
Item 5.10 Litigation
Item 5.12 Compliance with Laws

                           AGREEMENT OF EXCHANGE


     AGREEMENT OF EXCHANGE (this "Agreement"), dated as of December 22, 1993, as amended and restated on March 31, 1994, among Stuart Medical, Inc., a Pennsylvania corporation ("SMI"), Owens & Minor, Inc., a Virginia corporation ("O&M"), O&M Holding, Inc., a Virginia corporation, formerly OMI Holding, Inc. ("O&M Holding"), and Henry L. Hillman, Elsie H. Hillman and C. G. Grefenstette, Trustees under the Henry L. Hillman Trust under agreement of trust dated November 18, 1985, Juliet Lea Hillman Simonds, Audrey Hillman Fisher, Henry L. Hillman, Jr., William T. Hillman, Howard B. Hillman and Tatnall L. Hillman, each a shareholder of SMI (each, a "Shareholder", and collectively, the "Shareholders").

     WHEREAS, SMI, O&M Holding and the Shareholders desire to effect a share exchange pursuant to which all outstanding shares of SMI Common Stock will be exchanged for 1,150,000 shares of Series B Preferred Stock and $40,200,000 to be allocated among the holders of SMI Common Stock in accordance with their elections pursuant to the SMI Plan of Exchange;

     WHEREAS, O&M and O&M Holding desire to effect a share exchange pursuant to which each outstanding share of O&M Common Stock will be exchanged for one share of O&M Holding Common Stock; and

     WHEREAS, O&M, O&M Holding, SMI and the Shareholders acknowledge that such exchanges are intended to qualify as a transaction described in
Section 351 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound, SMI, O&M, O&M Holding and the Shareholders hereby agree as follows:













                                 ARTICLE I

                                Definitions

     1.01 "Affiliate" shall mean, with respect to any person, any person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person.

     1.02 "Agreement" shall mean this Agreement of Exchange and the Related Agreements, together with the Exhibits and Schedules attached hereto, including the SMI Disclosure Schedule and the O&M Disclosure Schedule, as amended from time to time in accordance with the terms hereof.

     1.03     "BCL" shall mean the Pennsylvania Business Corporation Law.

     1.04     "Balance Sheet Deficiency" shall mean the excess, if any, of
(i) the sum of the amount, as of April 30, 1994, of (x) any assets reflected on the Closing Balance Sheet that are not actually owned or in the possession of SMI at the Effective Time and (y) any liabilities to which SMI was subject at April 30, 1994, that were not reflected on the Closing Balance Sheet, over
(ii) the sum of (x) the amount of any assets owned and in the possession of SMI at April 30, 1994, that are not reflected on the Closing Balance Sheet and (y) the amount of liabilities that as of April 30, 1994, were actually less than the amount reflected in respect thereof on the Closing Balance Sheet (limited, in the case of any amount described in this clause (ii), to the extent such amounts are within the Knowledge of O&M Holding at the time any of O&M's Indemnitees makes a claim with respect to a Balance Sheet Deficiency under Section 9.01(a)(v) hereof).

     1.05 "Balance Sheet Holdback Shares" shall mean the shares of O&M Holding Preferred Stock issued and retained pursuant to Section 2.03(a) hereof.

     1.06 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     1.07 "Certificates" shall mean the certificates that, immediately prior to the Effective Time, represented shares of SMI Common Stock.

     1.08 "Closing" shall mean the conference held at 10:00 a.m. local time, on the date determined in accordance with Section 2.02 hereof, at the offices of Hunton & Williams, or such other time and place as the parties may mutually agree in writing.

     1.09 "Closing Balance Sheet" shall mean the audited balance sheet of SMI as of April 30, 1994 prepared by E&Y in accordance with Section 2.05 hereof.

     1.10 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.11 "Competing Transaction" shall have the meaning set forth in Section
6.05 hereof.












     1.12 "Contracts" shall have the meaning set forth in Section 4.14 hereof.

     1.13 "E&Y" shall mean Ernst & Young.

     1.14 "Effective Time" shall mean the effective time specified in (a) the SMI Articles of Exchange and (b) the O&M Articles of Exchange.

     1.15 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.16 "ERISA Affiliate" shall mean a trade or business, whether or not incorporated, which, with SMI, would be treated as a single employer under
Section 414 of the Code of ERISA.

     1.17 "Exchanges" shall mean, collectively, the O&M Exchange and the SMI Exchange.

     1.18 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.19 "First C Year" shall have the meaning set forth in Section 9.08 hereof.

     1.20 "GAAP" shall mean generally accepted accounting principles applied in a manner consistent with prior periods.

     1.21 "Hazardous Materials" shall mean (a) material defined as "hazardous substances," "hazardous wastes", "solid wastes" or "pollutants" in CERCLA, RCRA, the Clean Air Act, the Clean Water Act or similar state or local environmental statutes and (b) petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes.

     1.22 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     1.23 "Intellectual Property" shall mean the trademarks, service marks, trade names, copyrights and other intellectual property owned or used by SMI listed on Item 1.23 of the SMI Disclosure Schedule.

     1.24 "J.P. Morgan" shall mean J.P. Morgan Securities Inc.

     1.25 "Knowledge" as to O&M and SMI shall mean the knowledge of any officer or director of such party after due investigation and as to any individual, including a Shareholder, shall mean the knowledge of such person after due investigation.

     1.26 "KPMG" shall mean KPMG Peat Marwick.

     1.27 "Last SMI Year" shall have the meaning set forth in Section 9.08 hereof.

     1.28 "Law" shall mean any federal, state, local or other law or governmental requirement of any kind, including judgments, decrees or orders, and the rules, regulations and orders promulgated thereunder.












     1.29 "Leased Property" shall mean real property leased by SMI pursuant to a Contract and listed on Item 1.29 of the SMI Disclosure Schedule.

     1.30 "Losses" shall have the meaning set forth in Section 9.01 hereof.

     1.31 "Midwest" shall mean Midwest Hospital Supply Company, Inc..

     1.32 "Midwest Accounts Receivable" shall mean the accounts receivable of Midwest that have not been sold to SMI Funding in accordance with Section 6.15(b) hereof and are reflected on the Closing Balance Sheet.

     1.33 "Midwest Acquisition" shall mean the acquisition by SMI of certain assets and the assumption of certain liabilities of Midwest in accordance with the terms and provisions of an agreement that is substantially similar to the Asset Purchase Agreement, draft of December 17, 1993, among Midwest, the shareholders of Midwest and SMI.

     1.34 "Net Worth Deficiency" shall mean the amount by which the shareholders' equity of SMI as reflected on the Closing Balance Sheet is less than $41,000,000.

     1.35 "Notice of Objection" shall have the meaning set forth in Section
2.05 hereof.

     1.36 "O&M" shall mean Owens & Minor, Inc., a Virginia corporation.

     1.37 "O&M Holding" shall mean O&M Holding, Inc., formerly OMI Holding, Inc., a Virginia corporation and a wholly owned subsidiary of O&M.

     1.38 "O&M Articles of Exchange" shall mean the Articles of Exchange to be filed by O&M with the Commonwealth of Virginia State Corporation Commission with respect to the O&M Plan of Exchange.

     1.39 "O&M Common Stock" shall mean the Common Stock of O&M, $2.00 par value per share.

     1.40 "O&M Disclosure Schedule" shall mean the disclosure schedule of O&M attached hereto.

     1.41 "O&M Exchange" shall mean the exchange of each outstanding share of O&M Common Stock for one share of O&M Holding Common Stock pursuant to the O&M Plan of Exchange.

     1.42 "O&M Financial Statements" shall have the meaning set forth in
Section 5.06 hereof.

     1.43 "O&M Holding Common Stock" shall mean the Common Stock of O&M Holding, $2.00 par value per share.

     1.44 "O&M Holding Preferred Stock" shall mean the 1,150,000 shares of Series B Preferred Stock to be issued to the holders of SMI Common Stock pursuant to the SMI Plan of Exchange.

     1.45 "O&M's Indemnitees" shall mean O&M, O&M Holding, SMI and their respective successors, assigns and representatives.

     1.46 "O&M Plan of Exchange" shall mean the plan of exchange with respect to the O&M Exchange attached hereto as Exhibit A.

     1.47 "O&M Shareholders' Meeting" shall mean the annual or special meeting of the holders of O&M Common Stock held and conducted in accordance with O&M's Articles of Incorporation and Bylaws, the VSCA and the proxy rules of the SEC for the approval of the transactions contemplated by this Agreement, including the O&M Plan of Exchange.

     1.48 "O&M Subsidiaries" shall mean the companies listed on Item 1.48 of the O&M Disclosure Schedule.

     1.49 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     1.50 "Pension Plans" shall have the meaning set forth in Section 4.17 hereof.

     1.51 "Permitted Liens" shall mean: (a) liens for taxes and assessments that are accrued on the SMI Current Balance Sheet or the Closing Balance Sheet, as the case may be, that are not due and payable; (b) liens securing indebtedness reflected on the SMI Current Balance Sheet; and (c) carrier's, warehousemen's, mechanic's, materialmen's, repairmen's or other like liens arising in the ordinary course of business and in respect of obligations which are not due.

     1.52 "Phantom Stock Plans" shall mean, collectively, the 1993 Phantom Stock Plan for Senior Management and the Second 1993 Phantom Stock Plan for Senior Management.

     1.53 "Proxy Statement/Prospectus" shall mean the proxy statement of O&M to be distributed in connection with the O&M Shareholders' Meeting pursuant to Regulation 14A of the Exchange Act and the prospectus of O&M Holding to be distributed in connection with the O&M Exchange pursuant to the Securities Act.

     1.54 "Qualified Pension Plan" shall have the meaning set forth in
Section 4.17 hereof.

     1.55 "RCRA" shall mean the Resource Conservation and Recovery Act, as amended.

     1.56 "Real Property" shall mean the property, fixtures and improvements located thereon and appurtenances thereto owned by SMI listed on Item 1.56 of the SMI Disclosure Schedule.

     1.57 "Registration Rights Agreement" shall mean the agreement attached hereto as Exhibit B.

     1.58 "Related Agreements" shall mean the Registration Rights Agreement and any other document or agreement delivered pursuant hereto.

     1.59 "Review Auditors" shall have the meaning set forth in Section 2.05 hereof.












     1.60 "SMI" shall mean Stuart Medical, Inc., a Pennsylvania corporation.

     1.61 "SMI 401(k) Plan" shall mean the Stuart Medical, Inc.
Retirement/Savings Plan.

     1.62 "SMI Articles of Exchange" shall mean the Articles of Exchange to be filed by SMI with the Department of State of the Commonwealth of Pennsylvania with respect to the SMI Plan of Exchange.

     1.63 "SMI Common Stock" shall mean the Common Stock of SMI, $.0025 par value per share.

     1.64 "SMI Current Balance Sheet" shall have the meaning set forth in
Section 4.06 hereof.

     1.65 "SMI Disclosure Schedule" shall mean the disclosure schedule of SMI and the Shareholders attached hereto.

     1.66 "SMI Exchange" shall mean the exchange of all outstanding shares of SMI Common Stock for the SMI Exchange Consideration pursuant to the SMI Plan of Exchange.

     1.67 "SMI Exchange Consideration" shall mean the O&M Holding Preferred Stock and $40,200,000 in cash to be received by the holders of SMI Common Stock in exchange for all the outstanding shares of SMI Common Stock pursuant to the SMI Plan of Exchange, such consideration to be allocated among the holders of SMI Common Stock in accordance with the SMI Plan of Exchange.

     1.68 "SMI Financial Statements" shall have the meaning set forth in
Section 4.06 hereof.

     1.69 "SMI Funding" shall mean Stuart's Funding Corporation, a Pennsylvania corporation.

     1.70 "SMI Plan of Exchange" shall mean the plan of exchange with respect to the SMI Exchange attached hereto as Exhibit C.

     1.71 "Sale and Administration Agreement" shall mean the Amended and Restated Sale and Administration Agreement between SMI and SMI Funding dated as of September 30, 1993.

     1.72 "SEC" shall mean the Securities and Exchange Commission.

     1.73 "SEC Reports" shall have the meaning set forth in Section 5.14 hereof.

     1.74 "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.75 "Series B Preferred Stock" shall mean the O&M Holding Series B Preferred Stock, $100 par value per share, having the rights and designations substantially as set forth in Exhibit D attached hereto.

     1.76 "Severance Agreements" shall mean the agreements with certain employees of SMI listed on Item 1.76 of the SMI Disclosure Schedule.












     1.77 "Shareholder" or "Shareholders" shall mean individually or collectively Henry L. Hillman, Elsie H. Hillman and C. G. Grefenstette, Trustees under the Henry L. Hillman Trust under agreement of trust dated November 18, 1985, Juliet Lea Hillman Simonds, Audrey Hillman Fisher, Henry
L. Hillman, Jr., William T. Hillman, Howard B. Hillman and Tatnall L. Hillman, each a shareholder of SMI.

     1.78 "Shareholders' Indemnitees" shall mean the Shareholders and their respective successors, assigns and representatives.

     1.79 "Shareholders' Representative" shall mean C. G. Grefenstette or his designee.

     1.80 "Specialty" shall mean National Medical Specialty, Inc.

     1.81 "Specialty Litigation" shall mean the litigation described on Item 4.10B of the SMI Disclosure Schedule.

     1.82 "Specialty Obligations" shall mean any note or notes and other obligations payable by Specialty to SMI.

     1.83 "Subordinated Note" shall mean the deferred payment note, dated September 30, 1993, payable to SMI and made by SMI Funding.

     1.84 "Subordinated Note Holdback Shares" shall mean the number of shares of O&M Holding Preferred Stock issued and retained pursuant to Section 2.03(b) hereof.

     1.85 "Transfer" shall mean, when used as a verb, to sell, to transfer, to pledge, to encumber or to otherwise dispose of, and shall mean, when used as a noun, sale, transfer, pledge, encumbrance or other disposition.

     1.86 "VHA" shall mean Voluntary Hospitals of America, Inc.

     1.87 "VSCA" shall mean the Virginia Stock Corporation Act.

     1.88 "Welfare Plans" shall have the meaning set forth in Section 4.17 hereof.


                                ARTICLE II

                                The Closing

     2.01 The Exchanges. At the Effective Time and subject to the terms and conditions of this Agreement, the VSCA and the BCL, (a) all of the outstanding shares of SMI Common Stock other than Dissenting Shares (as defined in the SMI Plan of Exchange) will be exchanged for the SMI Exchange Consideration and the SMI Exchange Consideration shall be allocated among the holders of SMI Common Stock in accordance with their elections made pursuant to the SMI Plan of Exchange and (b) each of the outstanding shares of O&M Common Stock will be exchanged for one share of O&M Holding Common Stock.

     2.02     Closing; Filing of Articles of Exchange.  Upon the terms











and subject to the conditions hereof, as soon as practicable after all of the conditions to the obligations of the parties hereunder have been satisfied or waived, the parties shall conduct the Closing for the purpose of confirming the foregoing. As soon as practicable after the Closing, (a) SMI shall in the manner required by the BCL deliver to and file with the Department of State of the Commonwealth of Pennsylvania the duly executed SMI Articles of Exchange in accordance with the provisions of the BCL, (b) O&M Holding shall in the manner required by the VSCA deliver to and file with the Commonwealth of Virginia State Corporation Commission the duly executed O&M Articles of Exchange in accordance with the VSCA and (c) the parties hereto shall take all such other action as may be required by law to make the Exchanges effective.

     2.03     Holdback Shares.

          (a) At the Effective Time, O&M Holding shall issue and retain, pending final determination of the Closing Balance Sheet pursuant to the provisions of Section 2.05 hereof, from the SMI Exchange Consideration to be received by each Shareholder, certificates representing 3% of that number of shares (rounded up to the nearest whole share) of the O&M Holding Preferred Stock that would be issued to such Shareholder if the cash election permitted by Section 3.02 of the SMI Plan of Exchange were not exercised by any holder of SMI Common Stock in the SMI Exchange (the "Balance Sheet Holdback Shares") . The Balance Sheet Holdback Shares shall be held and delivered as provided in Section 2.05 hereof.

          (b) At the Effective Time, O&M Holding shall issue and retain from the SMI Exchange Consideration to be received by the Shareholders, certificates representing in the aggregate that number of shares of O&M Holding Preferred Stock (rounded up to the nearest whole share) determined by dividing the outstanding principal balance (plus accrued interest thereon) of the Subordinated Note as of the Effective Time by $100 (the "Subordinated Note Holdback Shares"). The number of the Subordinated Note Holdback Shares to be so retained in respect of each Shareholder (rounded to the nearest whole share) shall be determined by multiplying the aggregate number of the Subordinated Note Holdback Shares by a fraction, the numerator of which is the number of shares of the O&M Holding Preferred Stock that would be issued to such Shareholder in the SMI Exchange if the cash election permitted by Section 3.02 of the SMI Plan of Exchange were not exercised by any holder, and the denominator of which is the aggregate number of shares of the O&M Holding Preferred Stock that would be so issued to all Shareholders in the SMI Exchange under the same assumption. Upon payment in full by SMI Funding of the Subordinated Note within 150 days after the Effective Time (including all accrued interest thereon to the date of payment), O&M Holding shall promptly deliver to the Shareholder's Representative the share certificates representing the Subordinated Note Holdback Shares (including any dividends paid or distributions made with respect thereto and any interest thereon).
In the event SMI Funding fails to pay in full the Subordinated Note (including accrued interest thereon) on or before 150 days after the Effective Time, O&M Holding shall (a) retain and cancel ratably, in the same proportion as the Subordinated Note Holdback Shares were withheld from the Shareholders, the number of whole Subordinated Note Holdback Shares (including any dividends paid or distributions made with respect thereto) that when multiplied by $100 equals or exceeds by less than $100 the unpaid principal amount of the Subordinated Note (less the accounts receivable reserve reflected on the Closing Balance Sheet other than any reserve for the Midwest Receivables) plus any unpaid accrued interest thereon through 150 days after the Effective Time and (b) shall assign without recourse the Subordinated Note to the Shareholders' Representative. O&M Holding shall promptly deliver to the Shareholders' Representative any Subordinated Note Holdback Shares (including any dividends paid or distributions made with respect thereto and any interest thereon) not retained and canceled pursuant to the preceding sentence.

     2.04 Voting of Holdback Shares; Dividends; Interest. Each Shareholder shall have full power to vote his respective Balance Sheet Holdback Shares and Subordinated Note Holdback Shares in accordance with
Section 9.06 hereof. Any dividends paid on or other distributions made with respect to the Balance Sheet Holdback Shares or the Subordinated Note Holdback Shares shall be invested by O&M Holding in any of the following securities or accounts as designated in writing to O&M Holding by the Shareholders' Representative: (a) direct obligations of the United States of America; (b) general obligations of any state or political subdivision thereof if such obligations are rated by at least two nationally recognized rating agencies as "AA" or higher; and (c) certificates of deposit of any national bank or state bank member of the Federal Reserve System having an aggregate capital and surplus of at least $100,000,000.

     2.05     Closing Balance Sheet.

          (a) Within 60 days after the Effective Time, the Shareholders shall cause E&Y to prepare a balance sheet of SMI as of April 30, 1994, (the "Closing Balance Sheet") and the Shareholders shall deliver the Closing Balance Sheet to O&M Holding together with a certificate signed by the Shareholders certifying that the Closing Balance Sheet has been prepared in accordance with GAAP (except for the absence of footnotes) and this Agreement and fairly presents the assets and liabilities of SMI as of April 30, 1994. The Closing Balance Sheet shall be prepared in accordance with GAAP (except for the absence of footnotes); provided that: (i) the Closing Balance Sheet shall not include (x) any accounts receivable other than Midwest Accounts Receivable or any accruals for the payments to be made by SMI with respect to the Phantom Stock Plans in accordance with Section 6.14 hereof or (y) any accrual of amounts that may be payable with respect to holders of Dissenting Shares (as defined in the SMI Plan of Exchange); and (ii) the reserve for obsolescent inventory on the Closing Balance Sheet shall include, without limitation, the following (except with respect to inventory acquired from U.S. Surgical that may be exchanged for other U.S. Surgical inventory without additional cost to SMI):

                    (A) a reserve for 100% of any item of inventory that has shown no arm's length and bona fide sales activity for a period of 12 months before the Effective Time (other than inventory purchased within 60 days before the Effective Time);


                    (B) a reserve for 25% of any item of inventory, the on-hand quantities of which exceed two times the total cumulative arm's length and bona fide sales of such item during the 12 months before the Effective Time, if SMI has made a substantial purchase of such item of inventory within 12 months prior to the Effective Time; and

                    (C) a reserve for 100% of any item of inventory, the on-hand quantities of which exceed two times the total cumulative arm's length and bona fide sales of such item during the 12 months prior to the Effective Time, if SMI has not made a substantial purchase of such item of inventory within 12 months before the Effective Time.

SMI's inventory shall be valued on a first-in, first-out basis at the lower of cost or market value. Commencing on April 30, 1994, SMI shall conduct, and the Shareholders' Representative, or his designee, and E&Y shall observe, a physical count of SMI's inventory as of April 30, 1994. E&Y will make its work papers available to SMI, the Shareholders' Representative, KPMG and O&M Holding's representatives once E&Y has completed the Closing Balance Sheet.

          (b) Within 30 days after delivery of the Closing Balance Sheet to O&M Holding, O&M Holding may object to such balance sheet by delivering written notice of such objection ("Notice of Objection") to the Shareholders' Representative. If no Notice of Objection is delivered in accordance with the terms hereof, the Closing Balance Sheet shall be final and binding on the parties to this Agreement without modification. If a Notice of Objection is delivered in accordance with the terms hereof, the Shareholders' Representative and O&M Holding shall confer together and attempt in good faith to agree upon a resolution of the objection. If they have not agreed upon such a resolution within 15 days after delivery of the Notice of Objection, the disputed items on the Closing Balance Sheet shall be referred to independent certified public accountants other than E&Y and KPMG (the "Review Auditors") selected by mutual agreement of O&M Holding and the Shareholders' Representative. Within 30 days after the matter is referred to them, the Review Auditors shall issue a report on their resolution of the disputed items on the Closing Balance Sheet, which shall either confirm the correctness thereof or state specifically the modifications to be made thereto. Upon delivery of such report to O&M Holding and the Shareholders' Representative, the Closing Balance Sheet shall be deemed confirmed or modified, as the case may be, in accordance therewith. The Closing Balance Sheet, as so confirmed or modified, shall be final and binding on all parties to this Agreement. O&M Holding and the Shareholders shall cooperate fully with the Review Auditors and, following the Effective Time, each of O&M Holding, on the one hand, and the Shareholders, on the other, shall bear one half of the fees and expenses of the Review Auditors for the work undertaken by them pursuant to this Section 2.05.

          (c) O&M Holding shall retain and cancel, ratably in the same proportion as the Balance Sheet Holdback Shares were withheld from the Shareholders, the number of whole Balance Sheet Holdback Shares that, when multiplied by $100 equals or exceeds by less than $100 any Net Worth Deficiency and O&M Holding shall retain any dividends paid or distributions made with respect thereto. No later than ten days after the Closing Balance Sheet becomes final and binding pursuant to Section 2.05(b) hereof, O&M Holding shall deliver to the Shareholders' Representative certificates representing any Balance Sheet Holdback Shares (including any dividends paid or distributions made with respect thereto and any interest thereon) not retained and canceled pursuant to the preceding sentence. In the event the aggregate par value of the Balance Sheet Holdback Shares is less than the Net











Worth Deficiency, then the Shareholders shall be obligated, jointly and severally, to immediately pay to O&M Holding the amount of such shortfall.


                                ARTICLE III

                               The Exchanges

     At the Effective Time, by virtue of the Exchanges and without any action on the part of SMI, O&M, O&M Holding, or the holders of O&M Common Stock or SMI Common Stock:

          (a) All of the shares of SMI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of SMI Common Stock then held in the treasury of SMI) shall, by reason of the SMI Exchange and without any action by any holder of SMI Common Stock, be exchanged for the right to receive the SMI Exchange Consideration (subject to adjustment for any stock split, reverse stock split, stock dividend or other similar distribution or reclassification with respect to the outstanding SMI Common Stock or O&M Common Stock, or any issuance of SMI Common Stock, from the date hereof to the Effective Time, with any fractional shares of O&M Holding Preferred Stock to which a holder of SMI Common Stock would otherwise be entitled being rounded to the nearest full share (with a fraction of .5 or greater being rounded to the next highest full share)). The SMI Exchange Consideration shall be allocated among the holders of SMI Common Stock in accordance with such holders' elections made pursuant to Section 3.02 of the SMI Plan of Exchange.

          (b) Each share of SMI Common Stock held in the treasury of SMI immediately prior to the Effective Time shall be automatically canceled and retired and cease to exist, and no cash or securities or other property shall be paid or payable in respect thereof.

          (c) Each share of O&M Common Stock validly issued and outstanding immediately prior to the Effective Time shall, by reason of the O&M Exchange and without any action by any holder of O&M Common Stock, be exchanged for the right to receive one share of O&M Holding Common Stock in accordance with the O&M Plan of Exchange.


                                ARTICLE IV

                Representations of SMI and the Shareholders

     SMI and each of the Shareholders, jointly and severally, represent and warrant as follows:

     4.01 Existence and Good Standing. SMI is a corporation duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on SMI's business or financial condition or would not impair SMI's right to enforce any material agreement to which it is a party.











SMI has full power, authority and legal right to own its property and to carry on its business as now being conducted. SMI has delivered to O&M true and complete copies of its Articles of Incorporation, as amended, and Bylaws, as currently in effect.

     4.02 Authorization. SMI has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of the Shareholders has power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and the Related Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and binding agreements of SMI and each of the Shareholders, respectively, enforceable against SMI and each of the Shareholders in accordance with their respective terms.

     4.03 No Conflict. The execution, delivery and performance of this Agreement by SMI and the Shareholders does not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of SMI, (b) conflict with or violate any Law applicable to SMI or any of the Shareholders or by which any of its assets, properties or businesses is bound or affected or (c) except as provided on
Item 4.03 of the SMI Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension revocation or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance on any of the assets or properties of SMI pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease (including any leases with respect to the Leased Property), sublease, license, permit, franchise or other instrument or arrangement to which SMI or any of the Shareholders is a party or by which any of such assets or properties is bound or affected.

     4.04 Capitalization. The authorized capital stock of SMI consists of 10,000,000 shares of Common Stock, $.0025 par value, of which 2,000,000 shares are issued and outstanding. All of the outstanding shares of SMI Common Stock are owned of record and beneficially by the holders indicated and in the amounts set forth on Item 4.04 of the SMI Disclosure Schedule.
All such outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable and free of adverse claims, liens, options, encumbrances, judgments, or restrictions of any kind, and preemptive or other rights that entitle or entitled any person to acquire such shares, and no shares of capital stock are reserved for issuance. Except as set forth on
Item 4.04 of the SMI Disclosure Schedule, there are no outstanding options, warrants, rights, calls, subscriptions, commitments, conversion rights, rights of exchange, plans or other agreements or claims of any character providing for the purchase, issuance or sale of any shares of the capital stock of SMI. Except as provided on Item 4.04 of the SMI Disclosure Schedule, there are no shares of SMI Common Stock held in the treasury of SMI. There are an aggregate of 173,913 Rights (as such term is defined in the Phantom Stock Plans) issued and outstanding under the Phantom Stock Plans, each of which Rights has an Initial Value (as such term is defined in the Phantom Stock Plans) of $69.00. No shares of SMI Common Stock have been issued in violation of applicable securities laws.












     4.05 Subsidiaries, Affiliated Companies and Investments. SMI does not own, directly or indirectly, of record or beneficially, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

     4.06 Financial Statements. SMI has heretofore furnished O&M with (a) the financial statements including the notes thereto as of and for the twelve months ended April 30, 1992, and the eight months ended December 31, 1992, which statements include the balance sheets as of those dates, and the related statements of income, shareholders' equity and cash flows for the periods then ended, as audited by E&Y and (b) the unaudited balance sheet of SMI as of October 31, 1993 (the "SMI Current Balance Sheet"), together with the related statement of income for the ten months then ended (all such financial statements being referred to collectively as the "SMI Financial Statements"). The SMI Financial Statements have been prepared in accordance with GAAP (except as may be noted therein and except for the absence of footnotes with respect to the SMI Current Balance Sheet) and fairly present the financial condition of SMI at the respective dates thereof and the results of operations of SMI and changes in its financial position for the periods indicated (subject, in the case of the SMI Current Balance Sheet, to normal, recurring year-end audit adjustments that are not in the aggregate material).

     4.07 No Material Adverse Changes. Since December 31, 1992, the business of SMI has been operated in the ordinary course and there has been no change (and to the Knowledge of SMI and the Shareholders, no fact or condition exists or is contemplated or threatened which might cause such a change in the future) in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of SMI, which individually or in the aggregate, have had a material adverse effect on the business prospects, properties or condition, financial or otherwise, of SMI; provided, however, that any deterioration in SMI's condition (financial or otherwise) or relationships with customers (other than VHA) or employees resulting from (i) SMI's announcement of the transactions contemplated hereby or (ii) business or personnel policies or actions (e.g., terminations) which O&M Holding may implement with respect to SMI following the Effective Time shall not constitute a material adverse change for these purposes (or for purposes of Section 8.02 hereof). Without limiting the foregoing, except as set forth on Item 4.07 of the SMI Disclosure Schedule, since December 31, 1992, there has not been:

          (a) any loss, damage, destruction or other casualty materially and adversely affecting the business prospects, properties, assets or business of SMI (whether or not covered by insurance);

          (b) (i) any increase made or agreed to in the compensation (including, without limitation, any increase pursuant to any pension, profit sharing or other plan) payable or to become payable by SMI to any of its directors, officers, agents, consultants, or any of its employees whose total compensation after such increase was in excess of $100,000 per annum other than to the persons listed on Item 4.16 of the SMI Disclosure Schedule, (ii) any bonus, percentage compensation, service award or other like benefit having a value in excess of $25,000 granted, made, agreed to or accrued to the credit of any such director, officer, agent, consultant or employee other than to the persons listed on Item 4.16 of the SMI Disclosure Schedule, or











(iii) any welfare, pension, retirement or similar payment or arrangement made or agreed to by SMI for the benefit of any such director, officer, agent, consultant or employee other than to the persons listed on Item 4.16 of the SMI Disclosure Schedule;

          (c) any change in any method of accounting or accounting practice of SMI;

          (d) any notes or accounts receivable or portions thereof written off by SMI as uncollectible, if such write offs were either in excess of the bad debt reserve established therefor in the SMI Current Balance Sheet or incurred other than in the ordinary course of business;

          (e) any issuance or sale of any stock, bonds or other corporate securities of which SMI is the issuer, or the grant or issuance of any stock options, warrants, or other rights to purchase securities of SMI;

          (f) any direct or indirect redemption, purchase or other acquisition by SMI of any shares of capital stock of SMI;

          (g) any declaration, setting aside or payment of any dividend or distribution (direct or indirect, whether in cash or property, and whether characterized as salary, bonus, dividend or otherwise) other than distributions totaling $3,838,000;

          (h) any discharge or satisfaction of any lien or encumbrance or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than (x) current liabilities shown on the SMI Current Balance Sheet, (y) current liabilities incurred since the date of the SMI Current Balance Sheet in the ordinary course of business and consistent with past practice, and (z) indebtedness outstanding under the credit agreement identified in paragraph
1 of Item 4.15 of the SMI Disclosure Schedule;

          (i) any sale, assignment, transfer, mortgage, pledge or encumbrance of any assets (real, personal or mixed, tangible or intangible) of SMI, cancellation of any debts or claims or waiver of any rights of substantial value, except, in each case, in the ordinary course of business and consistent with past practice;

          (j) any assumption, guarantee or endorsement by SMI of the obligations of any other individual or entity or any loans or advances to any individual or entity except in the normal course of business;

          (k) any sale, assignment or transfer of any patents, trademarks, trade names, copyrights or other similar assets, including applications or licenses therefor;

          (l) any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment, not in the ordinary course of business;

          (m) any payment of any amounts or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which SMI or any of its corporate officers or directors, or any affiliate or associate of any such person, has any direct or indirect ownership interest other than the transactions listed on Item 4.19 of the SMI Disclosure Schedule;

          (n) any material deterioration of relations between SMI and its customers considered as a whole, including but not limited to the loss, or to the Knowledge of SMI and the Shareholders, any threatened loss of VHA;

          (o)  any collective bargaining agreements entered into by SMI;

          (p) any other transaction other than in the ordinary course of business or otherwise contemplated by this Agreement; or

          (q)  any agreement to do any of the foregoing.

     4.08 Books and Records. The minute books of SMI, which have been made available to O&M, contain accurate and complete records of all corporate actions taken by the shareholders and Board of Directors (and committees thereof) of SMI from incorporation to date. The books of accounts and records of SMI are true, complete and correct in all material respects.

     4.09 Governmental Authorization. The execution, delivery and performance by SMI and the Shareholders of this Agreement, and the consummation of the transactions contemplated hereby by SMI and the Shareholders, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than filings required to be made under the HSR Act, filings required to be made under applicable federal and state securities laws and filing of the SMI Articles of Exchange in connection with the SMI Exchange.

     4.10 Litigation. There is no action, suit, proceeding, claim or investigation pending, or, to the Knowledge of SMI and the Shareholders, threatened against or affecting SMI which could materially and adversely affect SMI or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement; to the Knowledge of SMI and the Shareholders, there is no valid basis for any such action, proceeding or investigation. Item 4.10A of the SMI Disclosure Schedule sets forth each pending action, suit, proceeding, claim or investigation to which SMI is a party, as well as the forum, parties thereto, a brief description of the subject matter thereof and the amount of damages claimed. Item 4.10B of the SMI Disclosure Schedule sets forth each pending action, proceeding, claim or investigation to which SMI is a party related to any separate line of business formerly, but not now, conducted by SMI (whether as an unincorporated division or business function or as a subsidiary), including without limitation Specialty and the former AIP division. SMI is not subject to any order, judgment, decree or obligation of any court, arbitrator, governmental department, commission, board, bureau, agency or instrumentality.

     4.11 Liabilities. SMI has no outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the SMI Current Balance Sheet, other than liabilities incurred subsequent to the date of the SMI Current Balance Sheet in the ordinary course of business and consistent with past practices. SMI is not in default in respect of the terms or conditions of any indebtedness in excess of $1,000,000, regardless of whether SMI has received notice of the existence of any such default.

     4.12 Assets.

          (a) Item 1.56 of the SMI Disclosure Schedule contains a complete and correct list of all of the Real Property owned by SMI. Item 1.29 of the SMI Disclosure Schedule contains a complete and correct list of all the Leased Property used by SMI. All buildings, structures and appurtenances included in the Real Property and the Leased Property: (i) are in good operating condition and in a state of good maintenance and repair, normal wear and tear excepted; (ii) are adequate and suitable for the purposes for which they are presently being used; (iii) comply in all material respects with existing Law currently applicable to the use of each building as it is currently being used, including but not limited to, zoning, building and Occupational Safety and Health Act regulations; and (iv) contain no asbestos deemed hazardous by Law. There are two underground storage tanks located on the Real Property and no underground storage tanks located on the Leased Property.

          (b) SMI has good, valid and marketable title to all assets owned by it (whether real, fee or leasehold, personal or mixed, tangible or intangible) and used in its business, including without limitation, all assets reflected in the SMI Financial Statements and all assets acquired by SMI since October 31, 1993 (except for assets that have been sold or otherwise disposed of in the ordinary course of business), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions other than Permitted Liens.

          (c) Item 1.23 of the SMI Disclosure Schedule contains a complete and correct list of all of the Intellectual Property owned or used in the business of SMI. SMI owns all right, title and interest in and to or otherwise has the right to use the Intellectual Property. There are no claims or proceedings pending or, to the Knowledge of SMI and the Shareholders, threatened against SMI asserting that its use of any of the Intellectual Property infringes on the rights of any other person. SMI has not licensed or assigned the Intellectual Property to any third party and, to the Knowledge of SMI and the Shareholders, there are no infringing uses of any of the Intellectual Property by third parties.

     4.13 Personal Property, Inventory and Accounts Receivable.

          (a) All of the tangible personal property owned by SMI or used in its business is in good operating condition and repair, normal wear and tear excepted, and is sufficient for the operation of the business of SMI as presently conducted.

          (b) SMI's inventory is valued on a first-in, first-out basis at the lower of cost or market value. All of such inventory shown on the SMI Financial Statements or acquired after October 31, 1993, but prior to the Effective Time is, or will be, set forth on the books and records of SMI in accordance with GAAP applied on a basis consistent with the audited financial statements of SMI for prior periods. All of such inventory (net of all inventory reserves shown on the SMI Financial Statements) is useable or saleable in the ordinary course of business.












          (c) The SMI Financial Statements do not reflect any accounts receivable.

     4.14 Contracts. Item 4.14 of the SMI Disclosure Schedule contains a complete and correct list of each contract, agreement, lease, plan, purchase order, arrangement or commitment of SMI, whether oral or written (the "Contracts"), that (a) is a lease of real property, (b) relates to (i) the purchase of products for resale or delivery to customers of amounts in excess of $100,000 or having a duration in excess of three years or (ii) the supply of products to customers with actual sales in calendar year 1992 or expected sales in calendar year 1993 of $1,000,000 or more, (c) relates to the purchase of goods, equipment or services used in support of SMI's business or operations of amounts in excess of $20,000 per year and having a duration in excess of one year, (d) contains covenants pursuant to which SMI has agreed not to compete with any person or any person has agreed not to compete with SMI or (e) upon which any substantial part of SMI's business is dependent or which, if breached, could reasonably be expected to materially and adversely affect the earnings, assets, financial condition or operations of SMI. All such Contracts are valid, binding and in full force and effect, and true and correct copies thereof have been delivered to O&M. Except as set forth on Item 4.14 of the SMI Disclosure Schedule, SMI has performed each material term, covenant and condition of each of the Contracts that is to be performed by it at or before the date hereof and will perform each material term, covenant and condition of each Contract to be performed by it prior to the Effective Time. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by SMI under any of the Contracts and, to the Knowledge of SMI and the Shareholders, no party to any of the Contracts intends to cancel, terminate or exercise any option under any of the Contracts. Except as set forth on Item 4.14 of the SMI Disclosure Schedule, SMI's execution, delivery and performance of this Agreement will not constitute a breach of or a default under any Contract. As to those Contracts noted on Item 4.14 of the SMI Disclosure Schedule, copies of which will be made available to O&M only upon the expiration of any applicable waiting period provided for by Section 7A of the HSR Act, such Contracts individually and in the aggregate are properly reflected and accounted for in the financial records of SMI, will not impose any otherwise undisclosed additional material financial burdens or risks upon O&M or are, by their terms, terminable at will by SMI and do not obligate SMI, and will not obligate O&M, to undertake any activity of questionable legality or to be in breach or risk of breach of such Contracts in the ordinary course of SMI's business or, to the Knowledge of the Shareholders, O&M's ordinary business.

     4.15 Obligations for Money Borrowed. Item 4.15 of the SMI Disclosure Schedule contains a complete and correct list of all liabilities of SMI for money borrowed. Each such obligation outstanding as of the Effective Time may be prepaid by SMI after the Effective Time without penalty under the terms thereof. Except as set forth on Item 4.15 of the SMI Disclosure Schedule, SMI is not in default under any such obligations and no event has occurred or is contemplated by SMI or, to the Knowledge of SMI and the Shareholders, by any other party that would constitute a default or an event that with the giving of notice or passage of time or both would constitute a default thereunder. SMI has paid, and through the Effective Time will pay, all amounts then due and payable under the terms of each such obligation.












     4.16 Employment Agreements and Benefits. Item 4.16 of the SMI Disclosure Schedule contains a complete and correct list of all agreements relating to the compensation and other benefits of present and former employees, salesmen, consultants, contractors and other agents of SMI, including all collective bargaining agreements and all pension, retirement, bonus, stock option, profit sharing, health, disability, life insurance, hospitalization, education, severance, termination or other similar plans or arrangements (whether or not subject to ERISA), true and complete copies of which (or true and complete descriptions of which, in the case of oral agreements) have been delivered to O&M. None of the agreements listed on
Item 4.16 of the SMI Disclosure Schedule will be breached by SMI's execution, delivery and performance of this Agreement. Except as set forth on Item 4.16 of the SMI Disclosure Schedule, no such agreement requires O&M Holding to assume or make payments with respect to any employment, compensation, fringe benefit, pension, profit sharing or deferred compensation plan in respect of any employee. Item 4.16 of the SMI Disclosure Schedule includes a complete list of all officers and employees paid more than $100,000 by SMI per year.

     4.17 Employee Benefit Plans.

          (a) Item 4.17 of the SMI Disclosure Schedule contains a list of each "pension plan" (as defined in Section 3(2) of ERISA) (the "Pension Plans") and each "welfare plan" (as defined in Section 3(1) of ERISA) (the "Welfare Plans") now or previously maintained for the benefit of employees of SMI or to which SMI now contributes or has contributed on behalf of its employees or the employees of an ERISA Affiliate. Except as provided in Item
4.17 of the SMI Disclosure Schedule, each such plan is enforceable in accordance with its terms, and to the Knowledge of SMI and the Shareholders, no present or former employee, salesman, consultant, contractor or other agent of SMI or any dependent or beneficiary of such person has been advised with respect to any such plan in a manner that is inconsistent with the terms of such plan.

          (b) Item 4.17 of the SMI Disclosure Schedule identifies each Pension Plan that is intended to be qualified (a "Qualified Pension Plan") under Section 401(a) of the Code. Each Qualified Pension Plan is in compliance with applicable law as of the date hereof. The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Pension Plan's compliance with Section 401(a) of the Code. Except as disclosed on Item 4.17 of the SMI Disclosure Schedule, there are no facts or circumstances that could reasonably be expected to jeopardize or adversely affect the qualification under Section 401(a) of any Qualified Pension Plan.


          (c)  No "prohibited transaction" (as defined in Section 4975 of the
Code) has occurred and no "accumulated funding deficiency" (as defined in
Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Qualified Pension Plan. No Qualified Pension Plan currently or previously maintained or contributed to for the benefit of employees of SMI or an ERISA Affiliate is or was subject to the provisions of Title IV of ERISA. None of the Qualified Pension Plans has been completely or partially terminated and there has not been any "reportable event" (as defined in Section 4043(b) of ERISA) with respect to any such plans required to be reported to the PBGC by law or regulation.












          (d) Each employee plan has been administered in accordance with its terms. In addition, each employee plan is in compliance with and has been administered in accordance with, the provisions of ERISA (including the rulings and regulations promulgated thereunder) and all other applicable law. All reports, returns and other documentation that are required to have been filed with the Internal Revenue Service, the Department of Labor, the PBGC or any other governmental agency (federal, state or local) with respect to the employee plans have been filed on a timely basis. Except as set forth in
Item 4.17 of the SMI Disclosure Schedule, no claims or complaints to or by any person or governmental entity have been filed or, to the knowledge of SMI and each of the Shareholders, are contemplated or threatened, with respect to any employee plan.

          (e) Neither SMI nor any ERISA Affiliate contributes to or has ever contributed to or maintained a "multiemployer plan" (as defined in Section 3(37) of ERISA).

          (f) Except as required by Section 601 of ERISA and Section 4980B of the Code, SMI does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other benefits under a welfare benefit plan (as defined in Section 3(2) of ERISA) to any employee or former employee upon his retirement or termination of employment and SMI has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. The execution of and performance of the transactions contemplated in this Agreement and the Related Agreements will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event of default under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

     4.18 Employee Relations. Except as set forth on Item 4.18 of the SMI Disclosure Schedule, SMI has paid or made provision for payment of all salaries and wages accrued through the date of this Agreement and is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and non-discrimination in employment and is not engaged in any unfair employment practice. There is no charge pending or, to the Knowledge of SMI and the Shareholders, threatened before any court or agency alleging unlawful discrimination in employment practices or any unfair labor practice by SMI's nor is there a basis for any such claim. SMI has not experienced any material labor difficulty during the three years immediately preceding the date of this Agreement.

     4.19 Transactions with Affiliates. Except as set forth in Item 4.19 of the SMI Disclosure Schedule, since December 31, 1992, SMI has not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any property or assets or obtained any services from, or sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services as an officer or employee of SMI) any officer, employee or Affiliate of SMI. Except as set forth on Item 4.19 of the SMI Disclosure Schedule, SMI does not owe any amount or have any contractual obligation or commitment to any Affiliate (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) and no Affiliate (including an employee of SMI) owes any amount or has any contractual obligation to SMI. Except as set forth on Item 4.19 of the SMI Disclosure Schedule, none of the holders of SMI Common Stock has any interest, direct or indirect, in any property, real or personal, tangible or intangible, used in or pertaining to the business of SMI except as a shareholder or employee of SMI.

     4.20 Environmental Compliance. SMI is in compliance in all material respects with all applicable Laws relating to pollution control and environmental contamination including, but not limited to, all Laws governing the generation, use, collection, treatment, storage, transportation, recovery, removal, emission, discharge, or disposal of Hazardous Materials and all Laws with regard to recordkeeping, notification and reporting requirements respecting Hazardous Materials. SMI has not been alleged to be in violation of, nor has it been subject to any administrative or judicial proceeding pursuant to, such Laws either now or any time during the past three years. Seller has obtained all environmental permits, including those related to environmental quality and the emission, discharge, storage, handling, treatment, use, generation or transportation of Hazardous Materials. There are no liabilities, known or unknown, absolute or contingent, related to the Real Property or Leased Property or the conduct of SMI's business arising in connection with the generation, use, treatment, storage, release, disposal, emission, discharge, arranging for disposal or transportation of Hazardous Materials. SMI has not, and to the Knowledge of SMI and the Shareholders, no other person has, released from or deposited on the Real Property or Leased Property any, Hazardous Materials or used the Real Property or Leased Property as a hazardous waste treatment, storage or disposal site. There are no facts or circumstances that SMI or the Shareholders reasonably believe could form the basis for the assertion of any claim against SMI relating to environmental matters including, but not limited to, any claim arising from past or present environmental practices asserted under CERCLA, RCRA, the Clean Air Act, the Clean Water Act or any other federal, state or local environmental statute, regulation, policy, guideline, order, judgment or decree. Promptly upon learning thereof, SMI and the Shareholders will advise O&M of any facts or circumstances that could form the basis for the assertion of any claim against SMI relating to environmental matters including, but not limited to, any claim arising from past or present environmental practices under CERCLA, RCRA, the Clean Air Act, the Clean Water Act or any other federal, state or local environmental statute.

     4.21 Tax Matters. Pursuant to an election made before January 1, 1987, in accordance with Section 1362(a) and (b) of the Code and the regulations thereunder, SMI continuously has been and is an "S Corporation" within the meaning of Section 1361(a)(1) of the Code. SMI has filed or, in the case of returns not yet due, will file all tax returns and reports required to have been filed by it on or before the date of the Effective Time, and all material information set forth in such returns or reports is or (in the case of returns or reports not yet due) will be accurate and complete. SMI has paid or made adequate provision for or (with respect to returns or reports not yet due) on or before the date of the Effective Time will pay or make adequate provision for all taxes, additions to tax, penalties and interest payable by SMI for all periods covered by those returns or reports. Except as set forth on Item 4.21 of the SMI Disclosure Schedule and (solely with respect to liabilities arising after the date hereof) except as will be accrued on the Closing Balance Sheet, there are, and on the date of the Effective Time will be, no unpaid taxes, additions to tax, penalties, or interest payable by SMI or by any other person that are or could become a lien on any asset, or otherwise adversely affect the business, properties, or financial condition, of SMI. SMI has collected or withheld, or will collect or withhold before the date of the Effective Time, all amounts required to be collected or withheld by it for any taxes or assessments, and all such amounts have been, or on or before the date of the Effective Time will have been, paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. SMI is in compliance with, and its records contain all information and documents (including, without limitation, executed Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements. The balance sheets contained in the SMI Financial Statements fully and properly reflect, as of the date thereof, the liabilities of SMI for all accrued taxes, additions to tax, penalties and interest. For periods ending after October 31, 1993, the books and records of SMI fully and properly reflect and the Closing Balance Sheet will reflect SMI's liability for all accrued taxes, additions to tax, penalties and interest. Except as disclosed in Item 4.21 of the SMI Disclosure Schedule, SMI has not granted nor is it subject to any waiver of the period of limitations for the assessment of tax for any currently open taxable period, no unpaid tax deficiency has been asserted against or with respect to SMI by any taxing authority, and SMI is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the regulations thereunder. Item 4.21 of the SMI Disclosure Schedule lists by jurisdiction the date of the last clearance or audit of SMI by a state or local authority with respect to sales or income taxes. Item 4.21 of the SMI Disclosure Schedule describes all material tax elections and consents affecting SMI. SMI has not made or entered into, and holds no asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder. None of the Shareholders is a "foreign person" for purposes of Section 1445 of the Code.

     4.22 Insurance. Item 4.22 of the SMI Disclosure Schedule contains a complete and correct list of all policies of property, fire and casualty, product liability, workers' compensation, automobile and other forms of insurance owned or held by SMI and includes for each such policy its type, term, limits and retentions, deductibles, name of insurer, annual premiums, the aggregate remaining unused limits for each such policy giving effect to claims made and expected to be made thereunder and, for product liability policies, whether such policy is claims made coverage or occurrence-based coverage. All such policies (a) are in full force and effect with all premiums due having been paid in full and are sufficient for compliance by SMI with all requirements of law and all agreements to which SMI is a party,
(b) are valid, outstanding and enforceable policies, (c) insure against risks of the kind customarily insured against and (d) provide that they will remain in full force and effect through the respective dates set forth in Item 4.22 of the SMI Disclosure Schedule, subject to the cancellation rights specified in such policies. Except as set forth on Item 4.22 of the SMI Disclosure, during the last two years, SMI has not been denied any insurance coverage which it has requested, has made no material change in the scope or nature of its insurance coverage and has not received notice of any material increase in premiums for any of such policies nor of any termination or refusal to renew such policies. All policies of primary comprehensive general liability insurance and excess carriers insurance which insure against product liability claims which SMI has maintained during the past five years are set forth on Item 4.22 of the SMI Disclosure Schedule including the same information with respect to such policies as is set forth for SMI's current policies. All vendors to SMI which maintain vendor's endorsements on their liability insurance policies are set forth on Item 4.22 of the SMI Disclosure Schedule. During the past five years, there has been no lapse in coverage of SMI's property, fire and casualty, product liability, workers' compensation, automobile, comprehensive general liability or other form of insurance carried by SMI in the ordinary course of its business.

     4.23 Absence of Certain Practices. To the Knowledge of SMI and the Shareholders, no officer, director, shareholder, employee or agent of SMI has, directly or indirectly, given or made or agreed to give or make any improper or illegal commission, payment, gratuity, gift, political contribution or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to assist or hinder the business of SMI.

     4.24 Compliance with Laws. Except as disclosed on Item 4.24 of the SMI Disclosure Schedule, SMI is in compliance in all material respects with all Laws applicable to SMI or its operations. SMI holds all licenses, certificates and permits from all regulatory authorities that are material to the conduct of its business, all of which are valid and in full force and effect.

     4.25 Certain Obligations. None of SMI or the Shareholders have any continuing obligations to Baxter International, Inc. or any Affiliate thereof pursuant to any written or oral agreement or otherwise.

     4.26 Pricing Audits. Item 4.26 of the SMI Disclosure Schedule sets forth the results of all of SMI's customer pricing audits conducted since December 31, 1991. Except as disclosed in Item 4.26 of the SMI Disclosure Schedule, as of the date hereof, there are no customer pricing audits of SMI being conducted.

     4.27 Disclosure. Neither this Agreement nor the SMI Financial Statements contains any untrue statement of a fact or omits to state a fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading. To the Knowledge of SMI and the Shareholders, there is no fact which materially and adversely affects or could affect the business, prospects or financial condition of SMI or its properties or assets, which has not been described in this Agreement or the SMI Financial Statements.

     4.28 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of SMI or the Shareholders is or will be entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated by this Agreement.













                                 ARTICLE V

                          Representations of O&M

     O&M hereby represents and warrants as follows:

     5.01     Existence and Good Standing.

          (a) O&M is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on its business or financial condition or would not impair O&M's right to enforce any material agreement to which it is a party. O&M has full power, authority and legal right to own its property and to carry on its business as now being conducted. O&M has delivered to SMI true and complete copies of its Articles of Incorporation, as amended, and Bylaws, as currently in effect.

          (b) O&M Holding is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

     5.02 Authorization. Each of O&M and O&M Holding has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes and the Related Agreements (when executed and delivered pursuant hereto for value received) will constitute the valid and binding agreements of O&M and O&M Holding enforceable against O&M and O&M Holding in accordance with their respective terms.

     5.03 No Conflict. The execution, delivery and performance of this Agreement by O&M and O&M Holding do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of O&M or O&M Holding, (b) conflict with or violate any Law applicable to O&M or O&M Holding or by which any of O&M's assets, properties or businesses is bound or affected or (c) except as provided by
Item 5.03 of the O&M Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any lien, security, interest, charge or encumbrance on any of the assets or properties of O&M pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which O&M is a party or by which any of such assets or properties is bound or affected.

     5.04     Capitalization.

          (a) The authorized capital stock of O&M consists of (a) 30,000,000 shares of O&M Common Stock, $2.00 par value, of which (i) 20,282,405 shares are issued and outstanding, (ii) no shares are issued and held in treasury and (iii) 1,453,524 shares are reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issued by O&M and (b) 1,000,000 shares of cumulative Preferred Stock, $10.00 par value (300,000 shares of which have been designated as Series A Participating Preferred Stock issuable pursuant to O&M's Rights Agreement dated as of June 22, 1988 or otherwise by O&M's Board of Directors), none of which shares are issued and outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive or similar rights that entitled any person to acquire such shares.

          (b) The authorized capital stock of O&M Holding consists of 100 shares of common stock, $2.00 par value, of which ten shares are issued and outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of adverse claims, liens, options, encumbrances, judgments, or restrictions of any kind, and preemptive or other rights that entitled any person to acquire such shares. The shares of O&M Holding Preferred Stock to be issued to the holders of SMI Common Stock in the SMI Exchange will be fully paid and nonassessable and free of adverse claims, liens, options, encumbrances, judgments, or restrictions of any kind, and preemptive or other rights that entitle any person to acquire such shares.

     5.05 Subsidiaries, Affiliated Companies and Investments. O&M owns, directly or indirectly, each of the outstanding shares of capital stock of each of the O&M Subsidiaries. Except for interests in the O&M Subsidiaries, O&M does not own, directly or indirectly, of record or beneficially, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

     5.06 Financial Statements. The financial statements and schedules of O&M contained in O&M's Annual Report on Form 10-K for the year ended December 31, 1992 and in O&M's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1993 (the "O&M Financial Statements") as filed with the SEC, were prepared in accordance with GAAP, except as may be noted therein, and fairly present the financial condition of O&M at the respective dates thereof and the results of operations of O&M for the periods indicated (subject, in the case of unaudited financial statements to normal, recurring year-end adjustments that are not in the aggregate material.)

     5.07 No Changes. Since September 30, 1993, the business of O&M and the O&M Subsidiaries has been operated in the ordinary course consistent with past practice, and there has not been (and to the Knowledge of O&M, no fact or condition exists or is contemplated or threatened which might cause such change in the future) (a) any material adverse change in the operations, properties or condition (financial or otherwise) of O&M and the O&M Subsidiaries or (b) any other change in the nature of, or in the manner of conducting, the business of O&M and the O&M Subsidiaries, other than changes which neither have had, nor reasonably may be expected to have, a material adverse effect on the business of O&M and the O&M Subsidiaries considered as a whole.

     5.08 Books and Records. The books of accounts and records of O&M are true, complete and correct in all material respects.

     5.09 Governmental Authorization. The execution, delivery and performance by O&M and O&M Holding of this Agreement and the consummation of the transactions contemplated hereby by O&M and O&M Holding, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than fillings required to be made under the HSR Act, filings required to be made under applicable federal and state securities laws and filing of the O&M Articles of Exchange in connection with the O&M Exchange.

     5.10 Litigation. There is no action, suit, proceeding, claim or investigation pending, or, to the Knowledge of O&M, threatened against or affecting O&M or O&M Holding which could materially and adversely affect O&M or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement; to the Knowledge of O&M, there is no valid basis for any such action, proceeding or investigation. Item 5.10 of the O&M Disclosure Schedule sets forth each pending action, suit, proceeding, claim or investigation to which O&M or O&M Holding is a party, as well as the forum, parties thereto, a brief description of the subject matter thereof and the amount of damages claimed. O&M Holding is not subject to any order, judgment, decree or obligation of any court, arbitrator, governmental department, commission, board, bureau, agency or instrumentality.

     5.11 Liabilities. O&M has no outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the O&M Financial Statements, other than liabilities incurred subsequent to September 30, 1993, in the ordinary course of business and consistent with past practices. O&M is not in default in respect of the terms or conditions of any indebtedness, regardless of whether O&M has received notice of the existence of any such default.

     5.12 Compliance with Laws. Except as disclosed on Item 5.12 of the O&M Disclosure Schedule, O&M is in compliance in all material respects with all Laws applicable to its operations. O&M holds all licenses, certificates and permits from all regulatory authorities that are material to the conduct of its business, all of which are valid and in full force and effect.

     5.13 Disclosure. Neither this Agreement nor the O&M Financial Statements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading. To the Knowledge of O&M, there is no fact which materially and adversely affects or could affect the business, prospects or financial condition of O&M or O&M Holding or their respective properties or assets, which has not been described in this Agreement, the SEC Reports or the O&M Financial Statements.

     5.14 Securities Reports. O&M has filed, and delivered to SMI complete copies of, all forms, reports, statements and other documents required to be filed with the SEC since January 1, 1990 by O&M including, without limitation, (a) all Annual Reports on Form 10-K, (b) all Quarterly Reports on Form 10-Q, (c) all proxy statements relating to meetings of shareholders (whether annual or special), (d) all Current Reports on Form 8-K, (e) all other reports or registration statements and (f) all amendments and supplements to all such reports and registration statements (collectively "SEC Reports"). The SEC Reports did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.15 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of O&M is or will be entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated by this Agreement except that O&M has retained J. P. Morgan as its financial advisor.


                                ARTICLE VI

              Conduct of Businesses and Certain Other Actions
                        Pending the Effective Time

     6.01 Access to Information Concerning Properties and Records for Due Diligence Review. Following the execution and delivery of this Agreement, SMI shall give, and shall cause its officers, directors and agents to give, to O&M and its counsel, accountants and other representatives, and O&M shall give, and shall cause its officers, directors and agents to give, to SMI and the Shareholders and their counsel, accountants and other representatives, full access during normal business hours to all of the offices, properties, books, contracts, commitments, records and affairs of SMI or O&M, as the case may be, and will promptly furnish copies of all documents and information concerning the business, operations, properties and affairs of O&M that SMI or its representatives or of SMI that O&M and its representatives may reasonably request. SMI, the Shareholders and O&M agree to jointly plan and conduct such due diligence in a manner reasonably believed not to adversely affect the relationship and good will of the employees, customers, vendors and other business partners of SMI and O&M. Notwithstanding the foregoing, SMI and O&M may restrict the access of the other to certain commercially sensitive information with respect to pricing, margins and contractual terms with specific vendors and customers prior to expiration of the waiting period (and any extensions thereof) under the HSR Act, provided that reasonable arrangements shall be made for the conduct of the review of such information promptly following such expiration and the completion of such review before the mailing of the Proxy Statement/Prospectus.

     6.02     Obligations Concerning Confidentiality.

          (a) SMI, the Shareholders and O&M and O&M Holding will treat all such information obtained from the other in strict confidence and will take all necessary or appropriate actions to prevent disclosure of such confidential information to third parties without the prior consent of the other party and will use all reasonable efforts to cause their Affiliates and advisors to keep such information confidential; provided, however, that: (i) any of such information obtained by a party hereto may be disclosed to the directors, officers, employees, representatives, advisors and Affiliates of such party solely in connection with this Agreement and the transactions contemplated hereby (it being understood that such directors, officers, employees, representatives and advisors shall be informed by such party of the confidential nature of such information and shall be directed by such party to treat such information confidentially); and (ii) any of such information may be disclosed as, in the opinion of counsel to O&M, is required to be disclosed in the Proxy Statement/Prospectus or in any report or other filing made by O&M under the Securities Act or the Exchange Act or, in the reasonable judgment of O&M, is necessary to be disclosed in connection with obtaining the financing described in Section 8.14. The foregoing shall not apply to any party with respect to information which:

                    (i) was at the time of disclosure generally available to the public, other than by breach of this provision;

                    (ii) was in the possession of such party prior to
               disclosure by the other party;

                    (iii) after such disclosure was acquired in good faith from a third party, who did not obtain it directly or indirectly from SMI, O&M, or any agent of any such party unlawfully; or

                    (iv) was developed independently within the organization
               of SMI or O&M, as the case may be, by personnel not having access to such information.

          (b) Notwithstanding anything in paragraph (a) of this Section 6.02, confidential information may be disclosed, if and only to the extent legally required, in response to legal process or applicable governmental regulations, provided that the party obligated to disclose such information first notifies the other party of the obligation to disclose such confidential information and the party so obligated fully cooperates with the other party in taking such measures as shall be appropriate and to the extent and in the manner permissible under applicable Law.

          (c) If this Agreement should terminate for any reason, SMI and the Shareholders will return to O&M all documents obtained by it or its agents from O&M, containing non-public information concerning O&M and shall destroy or cause to be destroyed any copies thereof made for SMI or any of its agents or employees or the Shareholders, and O&M will return to SMI all documents obtained by it or its agents from SMI or the Shareholders, containing non-public information concerning SMI or the Shareholders, and shall destroy or cause to be destroyed any copies thereof made for O&M or any of its agents or employees.

     6.03 Conduct of Business by SMI Pending the Effective Time. SMI covenants and agrees that, from the date of this Agreement until the Effective Time or the earlier termination of this Agreement for any reason, SMI shall conduct its operations in the ordinary course and consistent with past practices (except for entry into new product lines and markets), and shall use its best efforts to (a) maintain and preserve its business organization, (b) retain the services of its key employees and (c) maintain relationships with customers, suppliers, and other third parties such that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date hereof until the Effective Time, SMI shall not, except as otherwise expressly provided in this Agreement, without the prior written consent of O&M:












          (a) do or effect any of the following actions with respect to the securities of SMI: (i) adjust, split, combine or reclassify its capital stock; (ii) make, declare or pay any dividend or distribution on or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except with respect to distributions aggregating (x) $3,000,000, plus (y) 45% of SMI's taxable income for the period from January 1, 1993 through the Effective Time, reduced by any distributions previously made with respect to such taxable income); (iii) grant any person any right to acquire any shares of its capital stock including rights under the Phantom Plans; (iv) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities; or (v) enter into any agreement, understanding or arrangement with respect to the sale of capital stock;

          (b) sell, transfer, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than sales of inventory made in the ordinary course of business;

          (c) make or propose any changes in its Articles of Incorporation or Bylaws;

          (d) merge or consolidate with any other person or acquire a significant amount of the assets or the capital stock of any other person other than the Midwest Acquisition;

          (e) incur, create, assume or otherwise become liable for any indebtedness for borrowed money other than in the ordinary course of business and pursuant to the Midwest Acquisition in accordance with Section 6.18 hereof;

          (f)  create any subsidiaries;

          (g) other than in the ordinary course of business, enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee;

          (h) change any method or principle of accounting in a manner that is inconsistent with past practice;

          (i)  make or revoke any tax election;

          (j) settle any claims, litigation or actions, whether now pending or hereafter made or brought, unless such settlement does not result in a material adverse effect on the business or condition (financial or otherwise) of SMI;

          (k) forgive any indebtedness or other obligations of any Affiliate of SMI or third party to SMI;

          (l)  make any commitments for capital expenditures other than in the ordinary course of business; or

          (m)  agree to commit to do any of the foregoing.

     6.04 HSR Act Filings. SMI and O&M agree to make their respective filings promptly pursuant to the HSR Act, and to use their reasonable best efforts (which shall not include the obligation of O&M to divest any business or operations of SMI or O&M other than a divestiture of a de minimis amount of such business or operations), and to cooperate with each other in their efforts to effect compliance with the HSR Act. SMI and O&M will each supply the other party with a draft notification prior to filing, and a copy of its notification as filed, without exhibits.

     6.05 No Shopping. Prior to the Effective Time or termination of this Agreement pursuant to Section 10.01 hereof, neither SMI or the Shareholders will, directly or indirectly, through any officer or director of SMI, any agent or otherwise: (a) solicit, initiate, encourage the submission of, respond to or discuss inquiries or proposals of offers from any person relating to any acquisition or purchase of assets of, or any equity interest in, SMI or the SMI Common Stock or any exchange offer, merger, consolidation, business combination, sale of substantial assets or of a substantial amount of assets, sale of securities, liquidation, dissolution or similar transactions involving SMI or the Shareholders (a "Competing Transaction");
(b) enter into or participate in any discussions or negotiations regarding a Competing Transaction, or furnish to any other person any information with respect to the business, properties or assets of SMI; or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek a Competing Transaction. SMI and the Shareholders shall immediately notify O&M of any proposal relating to a Competing Transaction or if any inquiry or contact with any person with respect thereto is made and shall immediately deliver to O&M copies of any such written proposal or offer and any communications made in response thereto.

     6.06 Shareholders Meeting. SMI shall duly call a meeting of the holders of SMI Common Stock to be held as soon as practicable (or arrange for action by unanimous written consent) for the purpose of voting on adoption of the SMI Plan of Exchange and approval of the transactions contemplated by this Agreement. Each Shareholder covenants and agrees to vote, or cause to be voted, all shares of SMI Common Stock owned by him in favor of approval of the SMI Plan of Exchange and approval of the transactions contemplated by this Agreement.

     6.07 Certain Notices. After the date hereof and prior to the Effective Time, SMI and the Shareholders shall give prompt notice to O&M of
(a) any notice of, or other communication received by SMI relating to, a default or event which with notice or lapse of time or both would become a default under its Articles of Incorporation or Bylaws, or any indenture, loan agreement or other material agreement to which SMI is a party, by which it or any of its properties is bound or to which it or any of its properties is subject, (b) any notice or other communication from any third party received by SMI alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (c) any matter which, if it had occurred prior to the date hereof, would have made any of SMI's and the Shareholders' representations and warranties incorrect, incomplete or misleading.

     6.08 Consents and Approvals. SMI and the Shareholders shall use its and their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, to cooperate with O&M in connection with the foregoing and to obtain all material consents, waivers, approvals, authorizations or orders required for the authorization, execution and delivery of this Agreement and the SMI Plan of Exchange by SMI and the consummation by SMI of the transactions contemplated hereby and thereby prior to the Effective Time and to furnish true, correct and complete copies of each thereof to O&M. Without limiting the foregoing, SMI and each of the Shareholders shall use its and their respective best efforts: (a) to obtain all waivers, consents and approvals listed on Item 4.03 of the SMI Disclosure Schedule; (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Laws, to defend all lawsuits or other legal proceedings challenging this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (c) to effect all necessary registrations and filings and submissions of information requested by governmental authorities.

     6.09 Proxy Statement/Prospectus. SMI and the Shareholders, at the Shareholders' sole expense, shall furnish to O&M and O&M Holding (a) as soon as practicable, but in no event later than February 28, 1994, all financial statements with respect to SMI and Midwest required to be included in the Proxy Statement/Prospectus and (b) within 45 days after the date hereof, all other information concerning SMI required for inclusion in the Proxy Statement/Prospectus, or for any application or other filing to be made by O&M or O&M Holding pursuant to this Agreement or pursuant to the rules and regulations of any governmental body in connection with the transactions contemplated by this Agreement, including without limitation all filings required to be made under federal laws or state securities laws, and shall otherwise cooperate with O&M and O&M Holding in connection therewith. SMI represents and warrants that all information so furnished to O&M and O&M Holding shall be correct in all material respects and shall not omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and if SMI shall at any time discover that any such information so furnished shall not be in compliance with the foregoing, it will immediately notify O&M and O&M Holding of the same and correct and supplement any such information to the extent that it is necessary to do so. O&M represents and warrants that all information in the Proxy Statement/Prospectus other than information furnished to O&M by SMI and the Shareholders shall be correct in all material respects and shall not omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading.


     6.10 Shareholders Meeting; Proxy Statement/Prospectus. O&M shall duly call the O&M Shareholders' Meeting to be held as soon as practicable in accordance with O&M's Bylaws and applicable Law for the purpose of approving this Agreement and the transactions contemplated hereby, including the O&M Plan of Exchange, and agrees to use its best efforts to obtain the necessary adoption and approval thereof by the holders of O&M Common Stock. As promptly as practicable following the execution and delivery of this Agreement, O&M and O&M Holding shall prepare and file with the SEC the Proxy Statement/Prospectus and form of proxy complying in all respects with the proxy rules of the SEC and shall deliver the Proxy Statement/Prospectus and form of proxy to its shareholders of record at the earliest practicable date permitted under such rules for purposes of soliciting the proxies of the holders of O&M Common Stock for the O&M Shareholders' Meeting.

     6.11 Certain Notices. After the date hereof and prior to the Effective Time, O&M shall give prompt notice to SMI and the Shareholders of (a) any notice of, or other communication received by O&M relating to, a default or event which with notice or lapse of time or both would become a default under its Articles of Incorporation or Bylaws, or any indenture, loan agreement or other material agreement to which O&M is a party, by which it or any of its properties is bound or to which it or any of its properties is subject, (b) any notice or other communication from any third party received by O&M alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (c) any matter which, if it had occurred prior to the date hereof, would have made any of O&M's representations and warranties incorrect, incomplete or misleading.

     6.12 Consents and Approvals. Each of O&M and O&M Holding shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, to cooperate with SMI in connection with the foregoing and to obtain all consents, waivers, approvals, authorizations or orders required for the authorization, execution and delivery of this Agreement by O&M and the consummation by it of the transactions contemplated hereby and thereby prior to the Effective Time and to furnish true, correct and complete copies of each thereof to SMI. Without limiting the foregoing, O&M shall use its best efforts: (a) to obtain all waivers, consents and approvals listed on Item 5.03 of the O&M Disclosure Schedule; (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Laws, to defend all lawsuits or other legal proceedings challenging this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (c) to effect all necessary registrations and filings and submissions of information requested by governmental authorities.

     6.13 Severance Agreements. The Shareholders shall obtain from each person who is a party to a Severance Agreement an agreement of satisfaction and release of SMI, O&M and O&M Holding with respect thereto in a form satisfactory to O&M Holding.

     6.14 Phantom Stock Plans. SMI shall use its best efforts to obtain from each participant in the Phantom Stock Plans an agreement of satisfaction and release effective upon payment by SMI of $1,800,000 pursuant to Section 9.14 hereof in a form satisfactory to O&M.

     6.15  SMI Funding.

          (a)  SMI will continue to sell all of its accounts receivable to











SMI Funding in accordance with the Sale and Administration Agreement through the close of business on the day immediately preceding the Effective Time. Before the Effective Time, SMI and SMI Funding will enter into an agreement satisfactory to them and to O&M Holding providing for the termination, no later than 150 days after the Effective Time, of the Sale and Administration Agreement and any agreement relating thereto. Such agreement also will provide, without limitation, that: (i) as of the close of business on the day immediately preceding the Effective Time, SMI shall have no further obligations to sell its receivables to SMI Funding and SMI Funding shall have no further obligations to purchase such receivables; (ii) for a period not to exceed 150 days after the Effective Time, SMI will continue to receive and remit to SMI Funding the proceeds of all SMI receivables sold to SMI Funding prior to the Effective Time; (iii) from and after the Effective Time, SMI will have no obligations or liabilities whatsoever under the Sale and Administration Agreement or any other agreement relating thereto; and (iv) the following provisions will govern the application of payments received:
(x) all payments on accounts received or collected by SMI on or after the Effective Time will be allocated among the receivables sold to SMI Funding and the receivables of SMI arising on or after the Effective Time in the manner specified in the remittance advice accompanying such payment; (y) if such allocation is not so specified in any remittance advice, SMI will contact the customer and request instructions as to how such payment should be allocated and (z) if the customer then declines to give such instructions, the amount of such payment shall be applied against the oldest outstanding invoices.

          (b) SMI will use its best efforts to sell all accounts receivable purchased from Midwest in connection with the Midwest Acquisition to SMI Funding pursuant to the terms of the Sale and Administration Agreement.

     6.16 Supply Agreement. Prior to the Effective Time, SMI shall have terminated its supply agreement with Pittsburgh International Medical Supply and SMI shall have no further obligations under such agreement thereafter.

     6.17 Servicing Agreements. Prior to the Effective Time, SMI and Specialty shall have agreed in writing that (i) the Servicing Agreement between them dated July 30, 1993 shall terminate no later than June 30, 1994 with respect to management information systems services and no later than the Effective Time with respect to all other services provided thereunder and
(ii) the Warehousing Agreement between them dated July 30, 1993 shall terminate no later than June 30, 1994.

     6.18 Midwest Acquisition. SMI and O&M acknowledge that SMI has entered into a letter of intent with respect to the Midwest Acquisition. The Shareholders agree that they shall cause the Midwest Acquisition to be consummated for an aggregate purchase price of not more than $12 million (including the assumption of indebtedness and all payments to any person in connection with such acquisition) no later than January 15, 1994.

     6.19  Fixed Assets Inventory.

          (a) On or before January 31, 1994, SMI shall permit O&M and its representatives, together with SMI, to conduct an inventory of the fixed assets of SMI of such scope as agreed upon between the parties. SMI agrees to give O&M and its representatives access during normal business hours to all of the offices, properties and relevant books and records of SMI in accordance with the provisions of Section 6.01 hereof for purposes of conducting any such fixed assets inventory.

          (b) SMI shall use its reasonable best efforts to preserve its fixed assets and prevent theft of its fixed assets, including personal computers.

     6.20 Specialty Obligations. Prior to the Effective Time, Specialty shall have paid in full the Specialty Obligations, including accrued interest thereon, if any, to the date of payment.


                                ARTICLE VII

      Conditions Precedent to Obligations of SMI and the Shareholders

     The obligations of SMI and the Shareholders under this Agreement are subject, at the option of SMI and the Shareholders, to the fulfillment at or prior to the Effective Time of each of the following conditions:

     7.01 O&M Obligations. O&M shall have performed each obligation and covenant to be performed by it hereunder on or prior to the Effective Time.

     7.02 Accuracy of Representations and Warranties. The representations and warranties of O&M set forth in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except (a) as explicitly permitted by this Agreement and (b) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

     7.03 Consents and Approvals. SMI shall have received, each in form and substance satisfactory to SMI, all authorizations, consents, orders and approvals of all governmental authorities and officials and all third party consents listed on Item 4.03 of the SMI Disclosure Schedule and Item 5.03 of the O&M Disclosure Schedule which SMI deems reasonably necessary for the consummation of the transactions contemplated by this Agreement.

     7.04 Court Orders. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission or statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (a) make the Exchanges or any of the transactions contemplated hereby illegal, (b) impose limitations on the ability of SMI or O&M to operate their businesses following the Exchanges other than a de minimus divestiture of SMI's or O&M's business or operations as provided in Section 6.04 hereof or (c) otherwise prevent the consummation of the Exchanges or the other transactions contemplated hereby.

     7.05 HSR Act. The waiting period (and any extensions thereof) under the HSR Act applicable to the SMI Exchange shall have expired or terminated.












     7.06 Actions and Proceedings. No suit, action or proceeding before any court or any governmental or regulatory authority shall have been commenced and be pending by any person against SMI, the Shareholders, O&M or O&M Holding or any of their Affiliates, associates, officers or directors seeking to restrain, prevent, change or delay in any respect the transactions contemplated hereby, challenging any of the material terms or provisions of this Agreement or seeking damages in connection with the transactions contemplated hereby.

     7.07 O&M Shareholder Vote. At O&M's Shareholders' Meeting, the holders of more than two-thirds of the issued and outstanding shares of O&M Common Stock shall have voted to approve this Agreement and the transactions contemplated hereby, including the O&M Plan of Exchange.

     7.08 Completion of Investigation. On or before the date the Proxy Statement/Prospectus is mailed to the holders of O&M Common Stock, SMI and the Shareholders shall have completed to their reasonable satisfaction, as determined in good faith, a business and legal investigation of the matters set forth in the O&M Disclosure Schedule. SMI, the Shareholders, O&M and O&M Holding shall negotiate in good faith to resolve any issues disclosed in such investigation.

     7.09 Deliveries at Closing. O&M shall have delivered to SMI and the Shareholders, each properly executed and dated as of the date of Closing:

          (a) a certificate of the Chief Executive Officer and Chief Financial Officer of O&M to the effect that, to their Knowledge, the conditions specified in Section 7.01 and 7.02 hereof have been fulfilled;

          (b) certified resolutions duly adopted by O&M's Board of Directors approving the execution and delivery of this Agreement and consummation of the transactions contemplated hereby and certified resolutions duly adopted by the holders of O&M Common Stock approving this Agreement and the transactions contemplated hereby, including the O&M Plan of Exchange;

          (c) the opinion of Hunton & Williams, counsel to O&M, substantially to the effect set forth in Exhibit E attached hereto, together with such additional opinions as SMI may reasonably request and subject to such assumptions and qualifications (including reliance on certificates of officers of O&M and O&M Holding and governmental officials and opinions of other counsel) as may be customary or reasonable under the circumstances;

          (d)  the Registration Rights Agreement; and

          (e) a copy of the Amended and Restated Articles of Incorporation of O&M Holding, in the form in which the same has been delivered to the Commonwealth of Virginia State Corporation Commission for filing, which shall reflect that the Series B Preferred Stock will be accorded substantially the same relative seniority and priority, and will be entitled to substantially the same rights, under such Amended and Restated Articles of Incorporation as if the Series B Preferred Stock were to be issued as an additional series of preferred stock of O&M under its articles of incorporation as in effect on the date of this Agreement.













                               ARTICLE VIII
      Conditions Precedent to the Obligations of O&M and O&M Holding

     The obligations of O&M and O&M Holding under this Agreement are subject, at the option (except as set forth in Section 11.12 hereof) of O&M and O&M Holding to the fulfillment at or prior to the Effective Time of each of the following conditions:

     8.01 SMI and Shareholders Obligations. Each of SMI and the Shareholders shall have performed each obligation and covenant to be performed by each of them hereunder on or prior to the Effective Time.

     8.02 Accuracy of Representations and Warranties. The representations and warranties of SMI and the Shareholders set forth in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except (a) as explicitly permitted by this Agreement and (b) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

     8.03 Consents and Approvals. O&M shall have received, each in form and substance satisfactory to O&M, all authorizations, consents, orders and approvals of all governmental authorities and officials and all third party consents listed on Item 4.03 of the SMI Disclosure Schedule and Item 5.03 of the O&M Disclosure Schedule which O&M deems reasonably necessary for the consummation of the transactions contemplated by this Agreement, including without limitation, the consent of each of O&M's lenders and VHA to the transactions contemplated by this Agreement on terms reasonably satisfactory to O&M.

     8.04 Court Orders. No preliminary or permanent injunction or other order, decree or filing issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission or statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (a) make the Exchanges or any of the transactions contemplated hereby illegal, (b) impose limitations on the ability of SMI or O&M to operate their businesses following the Exchanges other than a de minimus divestiture of SMI's or O&M's business or operations as provided in Section 6.04 hereof or (c) otherwise prevent the consummation of the Exchanges or the transactions contemplated hereby.

     8.05 HSR Act. The waiting period (and any extensions thereof) under the HSR Act applicable to the SMI Exchange shall have expired or terminated.

     8.06 Actions and Proceedings. No suit, action or proceeding before any court or any governmental or regulatory authority shall have been commenced and be pending by any person against SMI, the Shareholders, O&M or O&M Holding or any of their Affiliates, associates, officers or directors seeking to restrain, prevent, change or delay in any respect the transactions contemplated hereby, challenging any of the material terms or provisions of this Agreement or seeking damages in connection with the transactions contemplated hereby.












     8.07 O&M Shareholder Vote. At O&M's Shareholders' Meeting, the holders of more than two-thirds of the issued and outstanding shares of O&M Common Stock shall have voted to approve this Agreement and the transactions contemplated hereby, including the O&M Plan of Exchange.

     8.08 Opinion of J. P. Morgan. Before the Proxy Statement/Prospectus is mailed to the holders of O&M Common Stock, the Board of Directors of O&M shall have received from J. P. Morgan a written opinion addressed to it, in form and substance reasonably satisfactory to the Board of Directors of O&M and its counsel, for inclusion in the Proxy Statement/Prospectus, and dated on or about the date thereof, substantially to the effect that the proposed consideration to be paid by O&M Holding pursuant to the SMI Exchange is fair to the holders of O&M Holding Common Stock and O&M Holding from a financial point of view, and J. P. Morgan shall not have withdrawn such opinion before the Effective Time.

     8.09 Completion of Investigation. On or before the date the Proxy Statement/Prospectus is mailed to the holders of O&M Common Stock, O&M shall have completed to its reasonable satisfaction, as determined in good faith, a business and legal investigation of the matters set forth in the SMI Disclosure Schedule. SMI, the Shareholders, O&M and O&M Holding shall negotiate in good faith to resolve any issues disclosed in such investigation.

     8.10 VHA. O&M shall have received assurances from VHA that it does not intend to terminate or substantially reduce the volume of business under its contracts with SMI or O&M.

     8.11 Opinion Concerning Certain Tax Matters. O&M shall have received the written opinion of Hunton & Williams to the effect that no gain will be recognized for federal income tax purposes as a result of the Exchanges by SMI, O&M Holding, O&M or the holders of O&M Common Stock, and that the basis of holders of O&M Common Stock in the O&M Holding Common Stock received in the O&M Exchange will be the same as the basis of the O&M Common Stock exchanged therefor.

     8.12 Title to Real Property. O&M shall have received evidence that SMI has an owner's title insurance policy in an amount reasonably satisfactory to O&M insuring that SMI has good and marketable title to the Real Property and that the Real Property is free and clear of all liens, objections, charges, pledges and other encumbrances other than Permitted Liens.

     8.13 Environmental Matters. O&M shall have received a copy of an environmental report prepared by environmental engineers or auditors selected by O&M and at O&M's expense containing information consistent with good commercial and engineering practices to the reasonable satisfaction of O&M that no environmental noncompliance or conditions exist on or with respect to the Real Property or the Leased Property that could result in liabilities in excess of $250,000.

     8.14 Refinancing of SMI Indebtedness; Additional O&M Indebtedness. O&M Holding shall have received on or prior to the Effective Time proceeds of financings that are adequate, in the reasonable opinion of O&M Holding, for
(a) the refinancing of SMI's indebtedness (other than any indebtedness incurred to make the $3,000,000 distribution described in Section 6.03(a))











and (b) the refinancing of O&M's existing bank loans and all additional financing necessary for the transactions contemplated hereby, all on terms reasonably satisfactory to O&M Holding.

     8.15 Registration Statement. The registration statement of which the Proxy Statement/Prospectus constitutes a part shall have become effective and shall not be subject to any stop order issued by the SEC, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, or shall have been threatened and be unresolved.

     8.16 Deliveries at Closing. SMI and the Shareholders shall have delivered to O&M and O&M Holding, each properly executed and dated as of the date of Closing:

          (a) a certificate of the Chief Executive Officer and Chief Financial Officer of SMI to the effect that, to their Knowledge, the conditions specified in Sections 8.01 and 8.02 hereof have been fulfilled;

          (b)  a certificate from each of the Shareholders to the effect
that, to his   Knowledge, the conditions specified in Sections 8.01 and 8.02 hereof have been fulfilled;

          (c) certified resolutions duly adopted by SMI's Board of Directors approving the execution and delivery of this Agreement and consummation of the transactions contemplated hereby and certified resolutions duly adopted by the Shareholders approving the SMI Plan of Exchange and the transactions contemplated by this Agreement;

          (d) the opinion of Cohen & Grigsby, P.C., counsel to SMI, substantially to the effect set forth in Exhibit F attached hereto, together with such additional opinions as O&M may reasonably request and subject to such assumptions and qualifications (including reliance on certificates of officers of SMI and governmental officials and opinions of other counsel) as may be customary or reasonable under the circumstances;

          (e) the opinion of H. Vaughan Blaxter, III, or Russell W. Ayres, III, substantially to the effect set forth in Exhibit G attached hereto, together with such additional opinions as O&M may reasonably request and subject to such assumptions and qualifications (including reliance on certificates of Shareholders and governmental officials and opinions of other counsel) as may be customary or reasonable under the circumstances;

          (f)  the Registration Rights Agreement;

          (g) releases executed by each of the Shareholders releasing SMI from any claim he may have against SMI with respect to all matters and dealings with SMI prior to the date of Closing;

          (h) the releases referred to in Sections 6.13 and 6.14 hereof with respect to the Severance Agreements and the Phantom Stock Plans, respectively;

          (i)  the agreement between SMI and SMI Funding referred to in
Section 6.15 hereof;












          (j) estoppel certificates in a form reasonably satisfactory to O&M from each sublessee of Leased Property;

          (k)  an IRS Form W-9 completed and executed by each Shareholder;
and

          (l) a statement executed by each Shareholder providing a good faith estimate of his or her adjusted basis for federal income tax purposes in the shares of SMI Common Stock owned by such Shareholder immediately before the Effective Time.

                                ARTICLE IX

                            Indemnification and
                           Additional Agreements

     9.01     The Shareholders' Indemnity.

          (a) Each of the Shareholders hereby jointly and severally agrees to indemnify and hold O&M's Indemnitees harmless from and against, and agrees to defend promptly O&M's Indemnitees from and reimburse O&M's Indemnitees for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys' fees and other legal costs and expenses (hereinafter referred to collectively as "Losses"), that O&M's Indemnitees may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by SMI or the Shareholders in or pursuant to this Agreement; (ii) any failure of SMI or any of the Shareholders to carry out, perform, satisfy and discharge any of its or his covenants, agreements, undertakings, liabilities or obligations under this Agreement or the Related Agreements or under any of the documents and instruments delivered by the Shareholders or SMI pursuant to this Agreement;
(iii) the conduct of the business of SMI at any time before the Effective Time to the extent such activities result in any loss or liability (including tax obligations) that is not fully reflected on the Closing Balance Sheet or (except for the Specialty Litigation) the SMI Disclosure Schedules; provided, that, with respect to Losses related to the matters disclosed on Item 4.10A of the SMI Disclosure Schedule, the Shareholders shall indemnify O&M's Indemnitees for any amount by which the insurance deductible of SMI applicable to such matter exceeds the deductible, if any, provided for under O&M's insurance policy applicable to such a matter and in effect at the time of the occurrence of the event from which such Loss arose; (iv) any Specialty Litigation and any liability relating to or arising from the sale or other disposition or operation of any separate line of business formerly (but not now) conducted by SMI (whether as an unincorporated division or business function or as a subsidiary, direct or indirect), including without limitation Specialty and the former AIP division; (v) any Balance Sheet Deficiency; (vi) any costs, expenses or other liabilities incurred by SMI, O&M or O&M Holding resulting from the exercise by any holder of SMI Common Stock of dissenters' rights in connection with the transactions contemplated by this Agreement to the extent such costs, expenses or other liabilities exceed the sum of the cash consideration and the aggregate par value of the O&M Holding Preferred Stock to which such dissenting shareholder would have been entitled to pursuant to the SMI Plan of Exchange; (vii) the matter described on Item 4.10 of the SMI Disclosure Schedule with respect to the SMI 401(k) Plan, including but not limited to any costs of litigation with respect to such matter and the failure of the SMI 401(k) Plan to qualify and continue to qualify as a Qualified Pension Plan as a consequence of such matter described on Item 4.10 of the SMI Disclosure Schedule or as a consequence of any other matter occurring prior to the Effective Time; (viii) any obligation under the Phantom Stock Plans in excess of the amount set forth in Section 9.14 hereof; (ix) the Severance Agreements; and (x) any and all obligations, expenses or liabilities incurred by SMI, O&M or O&M Holding relating to or arising out of the Sale and Administration Agreement or any other agreement relating thereto (other than the agreement to be entered into by SMI and SMI Funding pursuant to Section 6.15 hereof); provided, however, that O&M's Indemnitees shall have no right to be indemnified, held harmless from, defended or reimbursed under Section 9.01(a)(i) unless such right is asserted (whether or not such Losses have actually been incurred) within 24 months after the Effective Time, except there shall be no time limitation with respect to the representations set forth in Sections 4.01, 4.02, 4.04 and 4.20 hereof, and the time limit with respect to any matter covered by
Section 4.21 hereof shall be 30 days after the expiration of the applicable statute of limitations with respect to such matter; and provided, further, that with respect to Losses related to item (vii) hereof, the term O&M's Indemnitees shall also include the SMI 401(k) Plan, the SMI 401(k) Plan's trust, and the participants, beneficiaries and alternate payees of the SMI 401(k) Plan (other than participants who have been trustees of the SMI 401(k) Plan and beneficiaries and alternate payees of participants who have been trustees of the SMI 401(k) Plan). Notwithstanding the foregoing, the Shareholders shall not be required to indemnify O&M's Indemnitees under
Section 9.01(a)(i), (ii), (iii) and (v) unless and until the amount of all Losses (without regard to any potential tax benefits) for which indemnification is sought with respect thereto shall exceed $1,000,000 and then only to the extent and in the amount of such excess.

          (b) In the event a claim against O&M's Indemnitees arises that is covered by the indemnity provisions of Section 9.01(a) hereof, notice shall be given promptly by O&M Holding to the Shareholders' Representative. Provided that the Shareholders' Representative admits in writing to O&M Holding that such claim is covered by the indemnity provisions of Section 9.01(a) hereof, the Shareholders' Representative shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless O&M Holding agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of the Shareholders; provided, however, that the Shareholders' Representative may not effect any settlement that could result in any cost, expense or liability to the O&M Indemnities unless O&M Holding consents in writing to such settlement and the Shareholders' Representative agrees to indemnify the O&M Indemnitees therefor. O&M Holding may select counsel to participate in any defense assumed by the Shareholders, in which event such counsel shall be at O&M Holding's own cost and expense. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

     9.02     O&M's Indemnity.

          (a)  Each of O&M Holding and O&M hereby agrees to indemnify and hold Shareholders' Indemnitees harmless from and against, and agree to defend promptly Shareholders' Indemnitees from and reimburse Shareholders' Indemnitees for, any and all Losses that Shareholders' Indemnitees may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by O&M in or pursuant to this Agreement; (ii) any failure by O&M to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or the Related Agreements and (iii) the conduct by SMI, O&M or O&M Holding of the business of SMI after the Effective Time other than with respect to facts, circumstances or conditions existing as of the Effective Time; provided, however, that Shareholders' Indemnitees shall have no right to be indemnified, held harmless from, defended or reimbursed under Section 9.02(a)(i) unless such right is asserted (whether or not such Losses have actually been incurred) within 24 months after the Effective Time, except there shall be no time limitation with respect to the representations set forth in Sections 5.01 and 5.02 hereof. Notwithstanding the foregoing, O&M and O&M Holding shall not be required to indemnify Shareholders' Indemnitees under this Section 9.02 unless and until the amount of all Losses (without regard to any potential tax benefits) for which indemnification is sought with respect thereto shall exceed $1,000,000 and then only to the extent and in the amount of such excess.

         (b) In the event a claim against Shareholders' Indemnitees arises that is covered by the indemnity provisions of Section 9.02(a) hereof, notice shall be given promptly by the Shareholders' Representative to O&M Holding. Provided that O&M Holding admits in writing to the Shareholders' Representative that such claim is covered by the indemnity provisions of
Section 9.02(a) hereof, O&M Holding shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the Shareholders' Representative agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of O&M Holding; provided, however, that O&M Holding may not effect any settlement that could result in any cost, expense or liability to the Shareholders unless the Shareholders' Representative consents in writing to such settlement and O&M Holding agrees to indemnify the Shareholders therefor. The Shareholders' Representative may select counsel to participate on behalf of the Shareholders in any defense assumed by O&M Holding, in which event the Shareholders' counsel shall be at their own cost and expense. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

         9.03 Acquisition for Investment; Transfer Limitations. Each of the Shareholders represents and warrants to O&M Holding that he is an "accredited investor", as defined in Rule 501 under the Securities Act, his respective shares of O&M Holding Preferred Stock are being acquired in the SMI Exchange for investment purposes and not with a view toward any resale or any distribution thereof. No Shareholder may Transfer shares of the O&M Holding Preferred Stock; provided, however, a Shareholder may Transfer O&M Holding Preferred Stock (a) by a gift, (b) by descent or distribution, (c) to beneficiaries pursuant to a trust existing as of the date hereof and (d) to a Shareholder if, in any such case, the transferee (other than a charitable institution holding less than 1% of the O&M Holding Common Stock) expressly agrees in writing to be bound by the terms of Sections 9.03, 9.04, 9.05 and
9.06 hereof. Each Shareholder may only Transfer shares of O&M Holding Common Stock in compliance with this Section and Section 9.04 hereof and the Securities Act. Each Shareholder acknowledges that the shares of O&M Holding Preferred Stock (and the shares of O&M Holding Common Stock received upon conversion thereof) will be issued pursuant to an exemption from registration under the Securities Act, and the certificates representing such shares will bear a legend indicating that they have not been registered under the Securities Act and may not be Transferred by such Shareholder, except, in the case of the O&M Holding Common Stock, in compliance with this Agreement and pursuant to an effective registration statement or pursuant to an exemption from registration. In the event a Shareholder determines to Transfer any shares of O&M Holding Common Stock pursuant to an exemption from registration under the Securities Act, such Shareholder will, prior to Transferring such shares, cause counsel selected by such Shareholder but satisfactory to O&M Holding to deliver an opinion to O&M Holding to the effect that the Transfer of such shares is exempt from the registration provisions of the Securities Act or, in the case of a transfer permitted by Rule 144, such Shareholder will provide evidence satisfactory to O&M Holding that the Transfer of such shares is exempt from the registration provisions of the Securities Act.

         9.04     Right of First Refusal.

              (a) In the event that any Shareholder desires to Transfer to any third party any shares of O&M Holding Common Stock as permitted by Section
9.03 hereof, he shall give O&M Holding notice ("Notice of Transfer") of his bona fide intent to sell such shares of O&M Holding Common Stock, specifying
(i) the number of shares to be Transferred, (ii) the prospective purchasers thereof, (iii) the minimum price and other terms and conditions of such Transfer, and offering to Transfer such shares of O&M Holding Common Stock to O&M or its designee(s) at such minimum price and on such terms and conditions. The Notice of Transfer shall be accompanied by a copy of the offer from such third party.

              (b) If O&M Holding or its designee(s) shall not within 30 days after receipt of the Notice of Transfer accept such offer in writing with respect to all the shares of O&M Holding Common Stock specified in such notice, then, subject to the provisions of paragraphs (c) and (e) hereof, such Shareholder may Transfer such shares to the prospective purchasers specified in such Notice of Transfer at a price equal to or above the minimum price and on other terms and conditions no less favorable to such Shareholder than those specified in the Notice of Transfer, at any time within 60 days of the expiration of such 30-day period, but not otherwise.

              (c) If such Shareholder shall not have consummated the proposed Transfer within 60 days after the expiration of the 30-day period referred to in paragraph (b) above, then he may not Transfer such shares of O&M Holding Common Stock without again complying with the provisions of this Section
9.04.

              (d) If O&M Holding or its designee(s) shall accept such offer within 30 days after the receipt of the Notice of Transfer pursuant to paragraph (b) above, then O&M Holding or its designee(s) shall purchase the shares of O&M Holding Common Stock specified in such notice as promptly as is reasonably practicable, but in no event later than 60 days following such acceptance.

              (e) Notwithstanding any other provision in this Section 9.04, each
Shareholder agrees that he will not, without the prior written consent of O&M Holding, knowingly Transfer any shares of O&M Holding Common Stock to a competitor of O&M Holding (including any officer, director, employee, shareholder or Affiliate of such competitor) or to any person (including such person's Affiliates and any person or entity which is, to his Knowledge after inquiry of O&M Holding, part of any group which includes such transferee or any of its Affiliates) that, after giving effect to such Transfer, would beneficially own 5% or more of the issued and outstanding shares of O&M Holding Common Stock unless the transferee agrees to be bound by Sections 9.03, 9.04, 9.05 and 9.06 hereof.

              (f) Notwithstanding any provision to the contrary in this Section 9.04, a Shareholder may Transfer O&M Holding Common Stock without complying with the provisions of this Section 9.04 (i) by a gift, (ii) by descent or distribution, (iii) to beneficiaries pursuant to a trust existing as of the date hereof, or (iv) to a Shareholder; provided, that, in any such case, the transferee (other than a charitable institution holding less than 1% of the O&M Holding Common Stock) expressly agrees in writing to be bound by the terms of Sections 9.03, 9.04, 9.05 and 9.06 hereof and O&M is given prior written notice of such Transfer.

         9.05 Standstill. Each Shareholder agrees that so long as (i) he owns any shares of O&M Holding Preferred Stock or (ii) the Shareholders, collectively with their respective Affiliates, own 5% or more of the issued and outstanding shares of O&M Holding Common Stock, without the prior written consent of O&M Holding, he will not and will cause his Affiliates not to:

              (a) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, or initiate contact with any person with the intent to advise, encourage or assist such or any other person to purchase or acquire in any manner shares of any class of capital stock of O&M Holding ("O&M Holding Capital Stock"), or participate with or provide assistance to any person in the purchase or other acquisition of O&M Holding Capital Stock;

              (b) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to O&M Holding Capital Stock, except insofar as such group consists solely of the Shareholders;

              (c) "solicit" proxies with respect to O&M Holding Capital Stock under any circumstance; or become a "participant" by taking a position contrary to that of the Board of Directors of O&M Holding in any contest relating to the election of directors of O&M Holding or any other matters submitted to shareholders at an annual meeting or any special meeting (as such defined terms are used in Regulation 14A under the Act); a Shareholder shall be deemed to "solicit" or to be such a "participant" if he counsels or advises or otherwise provides assistance to any person who undertakes or makes such a "solicitation" or is such a "participant," but shall not, in any event, be deemed to "solicit" or to be such a "participant" by reason of exercise of his voting rights with respect to O&M Holding Capital Stock;












              (d) deposit any O&M Holding Capital Stock, or any securities convertible into O&M Holding Capital Stock, in a voting trust, or subject any O&M Holding Capital Stock, or any securities convertible into O&M Holding Capital Stock, to a voting or similar agreement, other than as required by
Section 9.06 hereof;

              (e) directly or indirectly offer, sell, transfer, pledge or otherwise dispose of or encumber any O&M Holding Capital Stock, or any securities convertible into O&M Holding Capital Stock except, subject (in the cases described in clauses (i) and (ii) below) to prior compliance with the provisions of Section 9.04 hereof:

                   (i) sales of O&M HoldingCapital Stock pursuant to an
              underwritten distribution to the public, registered under the Securities Act, in which the Shareholders use their best efforts and direct the underwriters to use their best efforts to effect as wide a distribution of such O&M Holding Capital Stock as reasonably practicable and to prevent any one person or group from purchasing through such offering a number of shares representing more than 2% of the total number of shares of all O&M Holding Capital Stock;

                   (ii) sales of O&M Holding Capital Stock in open market transactions pursuant to Rule 144 of the General Rules and Regulations under the Securities Act (provided that any such sale is in compliance with the requirements of paragraphs (c)(d)(e)(f) and (g) of such rule notwithstanding the provisions of paragraph
              (k) of such rule) and in accordance with Section 9.03 hereof;

                   (iii) a bona fide pledge of, or the granting of a security interest in, such O&M Holding Capital Stock to an institutional lender to secure a bona fide loan or guarantee, provided that the lender acknowledges in writing that it has received a copy of this Agreement and agrees that prior to making any offer to sell, sale, transfer or other disposition of such O&M Holding Capital Stock, whether upon foreclosure of such pledge or security interest or otherwise, such lender will give O&M the opportunity to purchase such O&M Holding Capital Stock in the manner specified in Section
              9.04 hereof; or

                   (iv) sales of O&M Holding Capital Stock to O&M Holding or to any person or group designated by O&M Holding; or

              (f) initiate, commence or propose, or induce or attempt to induce or give encouragement to any other person to initiate, commence or propose, any tender or exchange offer for O&M Holding Capital Stock or any "affiliated transaction" (as that term is defined in Section 13.1-725 of the Code of Virginia, as in effect on the date of this Agreement, but with the phrase
"any other Person" substituted for the phrase "any interested shareholder").












         9.06     Voting Agreement.  Each Shareholder agrees that, so long as
(a) he owns any shares of O&M Holding Preferred Stock or (b) the Shareholders, collectively with their respective Affiliates, own 5% or more of the issued and outstanding shares of O&M Holding Common Stock, he shall vote all shares of O&M Holding Preferred Stock or O&M Holding Common Stock, as the case may be, with respect to each matter to be voted upon by the holders of such shares, in the same proportion as the votes cast on such matter by all other holders of the O&M Holding Common Stock (excluding for such purposes shares held by any person or "group" within the meaning of
Section 13(d)(3) of the Exchange Act (other than any employee benefit plan of O&M Holding, O&M or the O&M Subsidiaries or any person holding shares for or pursuant to the terms of any such employee benefit plan) which beneficially owns 5% or more of the issued and outstanding shares of O&M Holding Common Stock); provided, however, that the provisions of this Section 9.06 shall not apply with respect to (a) any matter to be voted upon by holders of O&M Holding Capital Stock that would amend (i) the provisions of the Series B Preferred Stock or (ii) any other provisions of the Articles of Incorporation or Bylaws of O&M Holding if such amendment would affect adversely the relative rights or preferences thereof and (b) the election of any director who may be elected by the holders of O&M Holding Preferred Stock and any nominee to the Board of Directors of O&M Holding designated by the Shareholders' Representative in accordance with Section 9.09 hereof.

         9.07 Noncompetition Covenant. Each of the Shareholders agrees that, except for his ownership of shares of O&M Holding Preferred Stock or O&M Holding Common Stock and without the prior written consent of O&M Holding, for a period of three years after the Effective Time (the "Noncompete Period"), he will not, directly or indirectly, either individually or as an employee, agent, partner, investor, shareholder, consultant or in any other capacity participate in or have a financial or other interest in any business in the United States (the "Noncompete Area") which is competitive with the business conducted by O&M, SMI or the O&M Subsidiaries as of the Effective Time; provided, however, that the foregoing shall not preclude the Shareholders or their respective Affiliates from owning in the aggregate, directly or indirectly, up to 5% of the issued and outstanding shares of any class of capital stock of a company, the stock of which is publicly traded on a national securities exchange or in the over-the-counter market. The parties acknowledge that the business conducted as of the date hereof by Specialty is not competitive with the business conducted by O&M, the O&M Subsidiaries or SMI.

         If a judicial determination is made that any provision of this Section
9.07 constitutes an unreasonable or otherwise unenforceable restriction against the Shareholders, the provisions of this Section 9.07 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this provision shall be empowered to sever any portion of the Noncompete Area or any prohibited business activity from the coverage of this Section 9.07 and to apply the provisions of this Section 9.07 to the remaining portion of the Noncompete Area or the remaining business activities not so severed by such judicial authority.

         The Shareholders hereby agree that any remedy at law for any breach of the provisions contained in this Section 9.07 shall be inadequate and that











O&M Holding shall be entitled to injunctive relief in addition to any other remedy it might have hereunder.

         The running of the Noncompete Period shall be tolled during, and the Noncompete Period shall be extended by, any period of time during which any Shareholder violates the terms of this Section 9.07 as determined by a court of competent jurisdiction.

         9.08     Tax Returns.

              (a) O&M Holding and the Shareholders acknowledge that the status of SMI as an "S corporation" will be terminated by the SMI Exchange, that SMI's taxable year will end at the close of the day before the Effective Time (the "Last SMI Year"), that SMI's books shall be closed for income tax purposes as of the close of the Last SMI Year, and that a new taxable year for SMI will begin on the date of the Effective Time (the "First C Year").
The Shareholders shall cause to be prepared and timely filed (taking into account permitted extensions of the due date) all income tax returns of SMI for the Last SMI Year and, if not filed before the day of the Effective Time, SMI's preceding taxable year (e.g., IRS Form 1120S, Schedule K-1(1120S) and state income tax returns). A photocopy of each such tax return shall be furnished to O&M Holding at least 30 days before the due date (including any extensions) for filing the tax return. The Shareholders' Representative shall deliver to O&M Holding, with the photocopy of the proposed IRS Form
1120S for the Last SMI Year, a schedule updating the tax basis information provided by the Shareholders pursuant to Section 8.16(l) hereof. If O&M Holding disagrees with the amount or treatment of any item on any such return, O&M Holding shall notify the Shareholders' Representative, and O&M Holding and the Shareholders' Representative shall proceed in good faith to resolve any dispute regarding the return before the due date. All income tax returns filed after the date of the Effective Time for taxable years of SMI beginning before such date shall be based on the same tax accounting methods and elections as used for its taxable year immediately preceding the year of such return, except as otherwise required by law or as agreed upon by O&M Holding and the Shareholders' Representative.

              (b) The Shareholders, O&M Holding and SMI will cooperate with each other to the extent reasonably required to facilitate the preparation and timely filing of (i) any income tax return of SMI for its Last SMI Year, the preceding taxable year, or its First C Year and (ii) any tax information return, report, or statement with respect to the SMI Exchange.

         9.09 Board Nominee. Commencing when and continuing for so long as the Shareholders, collectively, have the right to vote at least 5% of the outstanding shares of O&M Holding Common Stock, O&M Holding will exercise all authority under applicable law (subject to the fiduciary obligations of the Board of Directors of O&M Holding to O&M Holding's shareholders) to cause one nominee designated by the Shareholders' Representative and reasonably acceptable to the Board to be included in the slate of nominees recommended by such Board to O&M Holding's shareholders for election as directors at each annual meeting of shareholders of O&M Holding.

         9.10 Financial Statements. The Shareholders shall cause E&Y to prepare and deliver to O&M Holding by February 28, 1994 audited balance sheets as of











December 31, 1993 and 1992 and April 30, 1992 and 1991 and audited statements of income and cash flow for the year ended December 31, 1993, the fiscal years ended April 30, 1992 and 1991 and the eight months ended December 31, 1992 and any other financial statements of SMI and Midwest as may be required by Rule 3-05(b) of Regulation S-X of the SEC audited by E&Y that have not been delivered previously pursuant to Section 6.09 hereof.

         9.11 Tax Status of Exchanges. O&M, O&M Holding, SMI and the Shareholders acknowledge that the Exchanges are intended to qualify as a transaction described in Section 351 of the Code and that the Exchanges are intended to be pursuant to a single plan for purposes of Section 351 of the Code and the regulations thereunder. O&M, O&M Holding, SMI and the Shareholders covenant that they will report the Exchanges in accordance with such intent for federal income tax purposes.

         9.12 Shareholders' Representative. Each of the Shareholders hereby appoints C. G. Grefenstette or his designee (as appointed in writing), as the agent, proxy, and attorney-in-fact for the Shareholders for all purposes under this Agreement (including without limitation full power and authority to act on the Shareholders' behalf) (a) to consummate the transactions contemplated under this Agreement, (b) in the event of such consummation, to receive on behalf of the Shareholders each of such Shareholder's SMI Exchange Consideration, (c) to pay in accordance with Section 11.01 hereof the Shareholders' share of the transaction expenses, (d) to execute and deliver the Certificates and such further instruments of assignment as O&M Holding shall reasonably request, (e) to execute and deliver on behalf of the Shareholders any amendment to this Agreement, provided that such amendment does not change the definition or manner of calculating the SMI Exchange Consideration to be received by the holders of the SMI Common Stock or does not increase the Shareholders' liabilities in any material respect and does not alter Article IV hereof in a manner adverse to the Shareholders, and (f) to take all other actions to be taken by or on behalf of the Shareholders and exercise any and all rights which the Shareholders are permitted or required to do or exercise under this Agreement. The Shareholders' Representative shall not be liable to the Shareholders for any error in judgment for any act or step taken, or permitted to be taken, in good faith, or for doing anything in connection herewith, except for his own willful misconduct or gross negligence. As between themselves and the Shareholders' Representative, the Shareholders, jointly and severally, agree to indemnify the Shareholders' Representative against, and hold the Shareholders' Representative harmless from, any and all losses, costs, damages, expenses, claims and attorneys' fees suffered or incurred by the Shareholders' Representative as a result of, in connection with, or arising from or out of, the acts or omissions of the Shareholders Representative in performance of, or pursuant to, this Agreement, except such acts or omissions as may result from the Shareholders' Representative's willful misconduct or gross negligence.

         9.13 Books and Records. O&M Holding agrees to cooperate with and make available to the Shareholders during normal business hours, all books, records and information relating to SMI that are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter. The Shareholder(s) requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees.

         9.14 Phantom Stock Plans. Immediately following the Effective Time, SMI shall pay to the participants in the Phantom Stock Plans an aggregate of $1,800,000 in satisfaction in full of SMI's obligations under such plan.

         9.15 New York Stock Exchange Listing Application. O&M Holding agrees to use its best efforts to cause the shares of O&M Holding Common Stock issuable upon conversion of the O&M Preferred Stock to be listed on the New York Stock Exchange.

         9.16 Midwest Accounts Receivable Guarantee.

              (a) SMI shall have the right, at any time after the 150th day following the Effective Time, to assign to the Shareholders a face amount of Midwest Receivables (the "Assigned Receivables") equal to the uncollected portion of any Midwest Receivable included on the Closing Balance Sheet that has not been collected by SMI within 150 days after the Effective Time; provided, however, that prior to such reassignment, SMI shall use reasonable and customary efforts to collect such Midwest Receivables (which shall not require SMI to employ commercial collection agencies or file suit). SMI shall deliver to the Shareholders' Representative all documents that relate to the Assigned Receivables and any similar documents generated by SMI after the Effective Time. Upon receipt of a document from SMI transferring the Assigned Receivables to the Shareholders, the Shareholders shall have the joint and several obligation to promptly pay to SMI the face amount of the Assigned Receivables (less any reserve for the Midwest Receivables on the Closing Balance Sheet). SMI shall cooperate with the Shareholders in any reasonable collection efforts relating to the Assigned Receivables, including remitting to the Shareholders' Representative any proceeds received by SMI with respect to such Assigned Receivables.

              (b) All payments on the relevant accounts received by SMI during the period beginning at the Effective Time and ending on the 150th day following the Effective Time shall be allocated among the Midwest Receivables and the relevant accounts receivable arising after the Effective Time in the manner specified in the remittance advice accompanying such payment. If such allocation is not so specified in any remittance advice, SMI will contact the customer and request instructions as to how such payment should be allocated. If the customer then declines to give such instructions, the amount of such payment shall be applied against the oldest outstanding invoices.


                                 ARTICLE X

                     Termination, Amendment and Waiver

         10.01 Termination. This Agreement may be terminated and the Exchanges may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the Effective Time:

              (a)  By mutual written consent of SMI, the Shareholders, O&M and











O&M Holding;

              (b) By SMI and the Shareholders, if O&M enters into a definitive agreement with respect to (i) any acquisition or purchase of assets of, or any equity interest in, or any exchange offer, merger, consolidation, business combination, sale of all or substantially all of the assets, sale of securities, liquidation, dissolution or similar transactions involving O&M, or (ii) any acquisition by O&M of another corporation or other entity, in any such case in which the value of the aggregate consideration to be paid would exceed $100,000,000;

              (c) By SMI and the Shareholders, if O&M fails to perform in any material respect any of its obligations under this Agreement;

              (d) By SMI and the Shareholders, if there has been a material breach by O&M of any representation and warranty contained in this Agreement;

              (e) By O&M and O&M Holding if there has been a material breach by SMI or the Shareholders of any representation and warranty contained in this Agreement except to the extent the material breach of such representation or warranty shall result in the indemnification therefor by the Shareholders pursuant to Section 9.01(a)(vii);

              (f) By O&M and O&M Holding, if SMI or any of the Shareholders fails to perform in any material respect any of its obligations under this Agreement;

              (g) By O&M or the Shareholders, if the O&M Exchange is not approved by the shareholders of O&M at the O&M Shareholders' Meeting; or

              (h) By any of SMI, the Shareholders, O&M or O&M Holding, if the Effective Time shall not have occurred on or before June 30, 1994.

         10.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of SMI, O&M or the Shareholders except as set forth in Sections 6.02, 10.03 and 11.02. Nothing herein shall relieve any party from liability for its breach of this Agreement, except to the extent that Section 11.02 hereof limits the amount of such liability under the circumstance specified therein.

         10.03     Post-Termination Covenants.

              (a)  If this Agreement terminates for any reason pursuant to
Section 10.01, no party hereto will utilize the fact that this Agreement has been terminated in order to disparage the commercial interests, including without limitation the customer, vendor and employee relationships, of the other. Each party agrees that, upon any breach of this covenant by either party, the aggrieved party shall be entitled to injunctive relief as well as damages.

              (b)  If this Agreement terminates for any reason pursuant to
Section 10.01, for one year after such termination, neither SMI nor O&M nor any of their respective Affiliates shall solicit for employment any person currently employed by the other as long as such employee remains in the employ of the other party.


                                ARTICLE XI

                            General Provisions

         11.01 Expenses. Except as provided below, the Shareholders each shall be responsible for the fees and expenses of SMI's and their respective counsel, accountants, and other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby incurred after December 10, 1993. For purposes of this
Section 11.01, (a) the fees and expenses of Cohen & Grigsby, Steptoe & Johnson or any other legal advisors to SMI or the Shareholders incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, and (b) any fees and expenses of E&Y or any other accountants or financial advisors to SMI or the Shareholders, including preparation of the Closing Balance Sheet and the financials required by Sections 6.09 and 9.10 hereof (other than expenses up to a maximum of $216,000 related to the ordinary 1993 year-end audit conducted in accordance with GAAP which shall be borne by SMI) shall be the sole obligation of the Shareholders. For purposes of this Section 11.01, the fees and expenses of Hunton & Williams, KPMG, J.P. Morgan or any other legal or financial advisors to O&M Holding and O&M shall be the sole obligation of O&M Holding and O&M.

         11.02 Break-up Fee. If this Agreement is terminated by SMI or the Shareholders pursuant to Section 10.01(d) hereof, then O&M shall pay to SMI as liquidated damages within ten days after the date of such termination $2,000,000 (by wire transfer of immediately available funds to an account designated by SMI for such purpose).

         If this Agreement is terminated by O&M or O&M Holding pursuant to
Section 10.01(e) hereof, then SMI shall pay to O&M as liquidated damages within ten days after the date of such termination $2,000,000 (by wire transfer of immediately available funds to an account designated by O&M for such purpose).

         11.03 Publicity. Except to the extent otherwise expressly required by Law, prior to the Effective Time no party hereto shall make or cause to be made any news release or other public statement, including communications to employees, suppliers, distributors and customers of SMI or O&M, pertaining to the matters contemplated by this Agreement unless approved by SMI and O&M, which approval shall not be unreasonably withheld. Without limiting the foregoing, in all announcements, press releases, notices to customers, vendors, employees and other third parties, and in all other communications in which this Agreement and the transactions contemplated hereby are described by any party hereto, each of SMI and O&M will, and will instruct their directors, officers, employees, agents and other representatives to, characterize such transactions as a merger or a business combination of SMI and O&M.

         11.04 Further Assurances. SMI, the Shareholders, O&M and O&M Holding each agree that at the request of the other parties hereto it will execute and deliver all such further assignments, endorsements and other documents and perform all such other acts and things as the other party may reasonably request to evidence the consummation of the transactions contemplated by this Agreement.

         11.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified mail, overnight mail, telecopier or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

              (a)  if to SMI or the Shareholders:

                   C. G. Grefenstette
                   2000 Grant Building
                   Pittsburgh, PA  15219
                   (412) 338-3689
                   Telecopy: (412) 338-3696

                   with a copy to:

                   Cohen & Grigsby, P.C.
                   2900 CNG Tower
                   625 Liberty Avenue
                   Pittsburgh, PA  15222
                   (412) 391-3382
                   Attention:  David J. Kalson
                   Telecopy:  (412) 391-3382

              (b)  if to O&M or O&M Holding:

                   Owens & Minor, Inc.
                   4800 Cox Road
                   Glen Allen, VA  23060
                   (804) 747-9794
                   Attention:  G. Gilmer Minor, III
                   Telecopy:  (804) 747-9270

                   with a copy to:

                   Hunton & Williams
                   Riverfront Plaza, East Tower
                   951 East Byrd Street
                   Richmond, VA  23219-4074
                   (804) 788-8200
                   Attention:  C. Porter Vaughan, III
                   Telecopy:  (804) 788-8218

         11.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         11.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in
Section 9.01(a) hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         11.08 Severability. If any of the provisions of this Agreement shall be declared by any court of competent jurisdiction illegal, void or unenforceable, the other provisions shall not be affected, but shall remain in full force and effect.

         11.09 Miscellaneous. This Agreement (including the Schedules and Exhibits hereto and the certificates of the parties delivered in connection herewith and referred to herein) and the Related Agreements: (a) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) may not be assigned; and (c) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth of Virginia (other than the SMI Plan of Exchange which shall be governed by the internal laws of the Commonwealth of Pennsylvania), without giving effect to the principles of conflict of laws thereof.

         11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         11.11 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

         11.12 Waiver. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts of any other parties hereto or waive compliance with any of the agreements of any other party or with any conditions to its own obligations, except that the condition set forth in Section 8.11 may not be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         11.13 Remedies. The Shareholders acknowledge and agree that O&M would be irreparably damaged in the event any of the provisions of Sections
9.03 through 9.07 were violated or not performed by the Shareholders in accordance with their specific terms or were otherwise breached. It is accordingly agreed that O&M shall be entitled to an injunction or injunctions to prevent breaches of such Sections and to specifically enforce such Sections and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which O&M may be entitled, at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by SMI, O&M and the O&M Holding, by their respective officers thereunto duly authorized, and by each of the Shareholders.

                                       STUART MEDICAL, INC.













                                       By:  /s/  Mark J. Laskow
                                            Mark J. Laskow
                                            Title: Chairman of the Board
                                                     of Directors


                                       OWENS & MINOR, INC.


                                       By:  /s/  G. Gilmer Minor, III
                                            G. Gilmer Minor, III
                                            Title: President and Chief
                                                    Executive  Officer


                                       O&M HOLDING, INC.


                                       By:  /s/  G. Gilmer Minor, III
                                            G. Gilmer Minor, III
                                            Title: President

                                  Henry L. Hillman, Elsie H. Hillman and C. G.
                                  Grefenstette, Trustees under the Henry L.
                                  Hillman Trust under agreement of trust dated
                                  November 18, 1985


                                  By /s/  C. G. Grefenstette
                                                 Trustee


                                  /s/  C. G. Grefenstette
                                  C. G. Grefenstette, as attorney-in-fact for
                                  Juliet Lea Hillman Simonds, Audrey Hillman
                                       Fisher, Henry L. Hillman, Jr.,
                                       William T. Hillman, Howard B.
                                       Hillman and Tatnall L. Hillman